SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2001

PACIFICARE HEALTH SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-21949	95-4591529

(State or other jurisdiction of	(Commission File No.)	(IRS Employer

incorporation)		Identification No.)

3120 Lake Center Drive
Santa Ana, California 92704
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (714) 825-5200

___________________________

Item 5. Other Events.
FORWARD LOOKING INFORMATION UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995
OPERATING STATISTICS
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
SIGNATURE

Item 5. Other Events.

      We are filing the following information with the Securities and Exchange Commission for purposes of updating some of our publicly disclosed forward-looking information, supplementing some of our publicly disclosed operating statistics, supplementing some of our publicly disclosed membership information, and updating our publicly disclosed description of our business.

      As used herein, the words “we,” “our,” “ours,” “us” and PacifiCare refer to PacifiCare Health Systems, Inc. and its subsidiaries.

Forward Looking Information Under the Private Securities Litigation Act Of 1995

      This Current Report on Form 8-K (“Current Report”) contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including “may,” “will,” “could,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potentially,” “continue,” or “opportunity” or the negative of these terms or other comparable terminology. The statements about our plans, strategies, intentions, expectations and prospects contained throughout this Current Report are forward-looking and are based on current expectations. Actual results may differ materially from those we predict as of the date of this Current Report in the forward-looking statements. In addition, past financial performance is not necessarily a reliable indicator of future performance and investors should not use historical performance to anticipate results or future period trends. In evaluating these statements, you should specifically consider factors, including the risks described below and in other parts of this Current Report.

Revenue-Related Risk Factors. The following are risks relating to our revenues:

      Medicare Participation. We have reduced our participation in the Medicare+Choice program, which has accounted for approximately 60% of our total premiums in each year since 1998, because of shortfalls in Medicare+Choice premiums compared to our health care service expenses and increased Medicare administration costs. We ceased offering our Medicare+Choice products in 15 counties effective January 1, 2001, which reduced our Medicare+Choice membership by approximately 26,000 members, and froze enrollment in that program in 42 counties beginning December 10, 2000. We currently offer our Medicare+Choice products in 101 counties. While we typically file binding adjusted community rate proposals with the Health Care Financing Administration, or HCFA, by July 1 for each Medicare+Choice product that we intend to offer in a subsequent year, HCFA has permitted us and other Medicare+Choice providers to file non-binding adjusted community rate proposals for each of our 2002 Medicare+Choice plans by July 2, 2001 and to modify our proposals until September 17, 2001, providing us more time to estimate health care costs for 2002. Unless Congressional action is taken to increase annual premiums to Medicare+Choice plans, we expect to cease offering our Medicare+Choice products in a number of additional counties effective January 1, 2002. We also expect to experience attrition, which may be significant, in our Medicare+Choice membership as we continue to scale back benefits under our Medicare+Choice products to attempt to achieve more profitable levels. As a result, in the absence of legislation increasing Medicare+Choice premiums, we expect a material reduction in our

2.

Medicare+Choice membership. We will continue to reduce our participation in the Medicare+Choice program if federal funding for the Medicare+Choice program does not increase. To the extent that we continue to reduce our participation in the Medicare+Choice program, our revenue will decline unless lost revenue from our Medicare+Choice products is replaced with revenue from other sources, such as our Medicare supplement product offerings or other lines of business. Without a replacement for any lost revenue from our Medicare+Choice products, our results of operations could be adversely affected, for example by increasing our administrative costs as a percentage of our revenue.

      Fixed Premiums. Of our commercial business, more than 50% of our membership renews on January 1 of each year, with premiums that are generally fixed for a one-year period. In addition, each of our subsidiaries that offers Medicare+Choice products must submit adjusted community rate proposals, generally by county or service area, to HCFA by July 1 for each such product that will be offered in a subsequent year. As a result, increases in the costs of health care services in excess of the estimated future health care costs reflected in the premiums or the adjusted community rate proposals generally cannot be recovered in the applicable contract year through higher premiums or benefit designs. Many factors, including health care costs that rise faster than premium increases, increases in utilization and regulatory changes, could cause actual health care costs to exceed what was estimated and reflected in premiums. To the extent that such excesses occur, our results of operations will be adversely affected.

      Underwriting. We use our underwriting systems to establish and assess premium rates based upon accumulated actuarial data, with adjustments for factors such as claims experience. We are enhancing our underwriting capabilities so that we may be able to better price our commercial products, particularly in light of the continuing shift away from capitated contracts to risk-based contracts, and make market exit decisions for our Medicare+Choice markets. The development and implementation of these capabilities will take time and the investment of substantial resources, including the hiring of additional personnel with the requisite experience and skills. If we are not able to develop and implement these capabilities in a timely and cost effective manner, our results of operations and cash flows may be materially and adversely affected.

      Membership and Premium Risk Factors. A loss of profitable membership or a change in premium expectations could negatively affect our financial position, results of operations or cash flows. Factors that could contribute to the loss of membership or lower premiums include:

      •   the inability of our marketing and sales plans to attract new customers or retain existing customers;

      •   the effect of premium increases, benefit changes, member-paid supplemental premiums and copayments on the retention of existing members and the enrollment of new members;

      •   our exit from selected service areas, including Medicare+Choice markets;

      •   our limits on enrollment of new Medicare+Choice members in selected markets, through a combination of capacity waivers and voluntary notices;

      •   reductions in work force by existing customers and/or buy-downs in benefits by existing customers;

      •   negative publicity and news coverage or threats of litigation;

      •   our failure to successfully complete and/or integrate acquisitions; and

      •   the loss of key sales and marketing employees.

Health Care Cost-Related Risk Factors. Our profitability depends, in part, on our ability to control health care costs while providing quality care. Our primary focus is securing cost-effective physician, hospital and other health care contracts to maintain a qualified network in each geographic area we serve.

We have increased the capitation rates we pay some of our physicians and hospitals to improve network stability and to reflect the increased costs incurred by our capitated physicians and hospitals. We have reduced benefits, increased copayments and instituted or increased member-paid supplemental premiums in some markets for our Secure Horizons members. The various changes we made to premium rates, benefits, copayments and member-paid supplemental premiums did not offset our increased health care costs as we increasingly covered our membership through risk-based contracts during 2000.

We have experienced a significant increase in our health care costs as we have increasingly covered our membership through risk-based hospital and physician contracts. We typically contract with the hospitals and physicians that provide health care services to our members through a mix of capitated contracts and risk-based contracts. Under our capitated contracts, we pay the hospitals and physicians on a fixed-fee per-member per-month basis, regardless of the services provided to each member. Under our risk-based contracts, we bear or partially share the risk of health care costs with hospitals and/or physicians, meaning that if member utilization of hospital and/or physician services exceeds agreed-upon budgeted amounts, we bear or partially share the excess costs with the hospitals and/or physicians. During 2000, the percentage of our membership covered by risk-based hospital contracts increased from 22% at December 31, 1999 to 41% at December 31, 2000 and the percentage of our membership covered by risk-based physician contracts increased from 6% at December 31, 1999 to 15% at December 31, 2000. This shift away from capitated contracts to risk-based contracts continued during the first three months of 2001. As of March 31, 2001, the percentage of our membership covered by risk-based hospital contracts was 46% and the percentage of our membership covered by risk-based physician contracts was 16%. We expect this shift to continue during the remainder of 2001 at a moderate pace. To the extent that we have entered into and may continue to increasingly enter into risk-based contracts with hospitals and physicians, our ability to control our health care costs and profitability will increasingly depend on our ability to accurately predict member utilization of health care services and claims costs, and may be less than our ability to control health care costs under capitated contracts. During 2001, our profitability has and may continue to suffer until we amend or enter into new health care provider contracts and price and redesign our products to reflect our increased risk. Our inability to control health care costs under risk-based contracts could have a material adverse effect on our financial condition and results of operations.

As a result of these trends, the following are risks relating to our health care costs:

      Utilization. Under risk-based contracts, we risk incurring higher than expected health care costs due to increased utilization of hospital and physician services. To reduce the risk of higher than medically warranted utilization, we are focusing on developing medical management programs to manage health care costs, investing in the development of systems to monitor and manage the utilization of health care services, while maintaining quality of care, and renegotiating provider contracts to reduce costs. These medical management programs and systems for monitoring and managing medical utilization are unproven and may not improve our ability to manage our health care costs to the extent that we expect. Our consolidated medical care ratio could continue to increase if our programs for controlling utilization are not successful.

      Insolvency. Physician groups or physician associations with whom we have capitated contracts could become insolvent. Depending on state law, we may be held liable for unpaid health care claims that were previously the responsibility of the capitated physician and for which we have already paid capitation. To reduce this insolvency risk, we have developed contingency plans that include shifting members to other physicians and reviewing operational and financial plans to monitor and maximize financial and network stability. Some of our physicians require more frequent monitoring. Additionally, we collect security reserves from capitated physicians to further mitigate insolvency risk. We may also incur additional health care costs in the event of physician instability where we are unable to agree upon a contract that is mutually beneficial. These costs may be incurred when we need to contract with other physicians at less than cost-effective rates to continue providing health care to our members. We maintain insolvency reserves that include estimates for potentially insolvent physicians, where conditions indicate claims are not being paid or have slowed considerably. We believe that our March 31, 2001 insolvency reserves, intended to pay for March 31, 2001 and prior health care services that may not be paid by insolvent or unstable physicians, are adequate. To the extent that we do not accurately estimate the timing, amount or outcome of claims asserted against us based on physician groups or physician associations with whom we have capitated contracts becoming insolvent, our results of operations or cash flows could be materially and adversely affected.

      Retroactive Adjustments. Some risk-based contracts may also be signed following the effective date of the contract and may provide for retroactive adjustments to the beginning of the contract year. Any such retroactive adjustment could result in a material change in our estimate of health care costs. To mitigate this risk, we have instituted policies and procedures intended to prevent future retroactive contract adjustments.

      Health Care Providers. In any particular market, health care providers could refuse to contract, demand higher payments, or take other actions that could result in higher health care costs or difficulty meeting regulatory or accreditation requirements. In some markets, some health care providers, particularly hospitals, physician/hospital organizations or multi-specialty physician groups, may have significant market positions. If health care providers refuse to contract with us, use their market position to negotiate favorable contracts, or place us at a competitive disadvantage, then our ability to market products or to be profitable in those markets could be adversely affected. In addition, payment or other disputes between us and health care providers and among health care providers may result in a disruption in the provision of services to our members or a reduction in the services available. A reduction in our membership resulting from a reduction in the size of our health care provider network would reduce our revenue and increase our health care costs.

      Incurred But Not Reported or Paid. We estimate the amount of our reserves for incurred but not reported or paid, or IBNR, claims primarily using standard actuarial methodologies based upon historical data. These standard actuarial methodologies include, among other factors, the average interval between the date services are rendered and the date claims are received and paid, denied claims activity, expected health care cost inflation, utilization, seasonality patterns and changes in membership. The estimates for submitted claims and IBNR are made on an accrual basis and adjusted in future periods as required. Such estimates could understate our actual liability for claims and benefits payable. Any adjustments to such estimates could adversely affect our results of operations in future periods.

      Adjusted Community Rate Filings. In addition to the regular adjusted community rate proposals submitted in 2000, Medicare+Choice plans were required to re-submit adjusted community rate proposals in January 2001 in accordance with the Benefits Improvement and Protection Act of 2000, or BIPA. In our adjusted community rate resubmission, BIPA required that we use increased funding to reduce member premiums or cost sharing, enhance benefits, contribute to a benefits stabilization fund, stabilize or enhance beneficiary access to physicians and hospitals, or take some combination of those actions so long as whatever action or actions we do take does not result in increased beneficiary premiums, cost-sharing, or reduced benefits. Our January 2001 adjusted community rate submission has been filed in accordance with BIPA and accompanying adjusted community rate instructions, and has been accepted by HCFA.

      We have been notified by HCFA that audits of our adjusted community rate proposals will be conducted in Arizona, Oklahoma, Oregon and Washington in 2001. We cannot be certain that any ongoing and future audits will be concluded satisfactorily. We may incur additional, possibly material, liability as a result of these audits. The incurrence of such liability could have a material adverse effect on our results of operations or cash flows.

      Claims Processing. Due to the continuing shift away from capitated contracts to risk-based contracts, we have increased exposure to financial and regulatory risk for the accurate and timely processing of claims since we typically process claims under our risk-based contracts but often do not under our capitated contracts. From November 2000 until April 20, 2001, our Texas HMO subsidiary was placed under administrative oversight by the Texas Department of Insurance due to various issues including untimely claims processing. In connection with the release of our Texas HMO subsidiary from administrative oversight, we made a commitment to provide a detailed corrective action plan and follow-up reporting to the Texas Department of Insurance. In addition, the California Department of Managed Health Care issued a censure against us for late payment of commercial claims to physicians and hospitals. The late payments were caused by a large increase in claims volume associated with the rapid shift from capitated contracts to risk-based contracts. In March 2001, we reached a settlement with the California Department of Managed Health Care, whereby we paid approximately $2 million in interest and penalties. If our claims processing system is unable to handle the increased claims volume resulting from the continuing shift away from capitated contracts to risk-based contracts, we may continue to be subject to regulatory censure and penalties, which could have a material adverse effect on our operations and results of operations. In addition, if our claims processing system is unable to handle such increased claims volume, the data we use for our IBNR estimates could be incomplete and our ability to estimate claims liabilities and establish adequate reserves could be adversely affected.

      Pharmacy. Our prescription drug costs have been rising for the past few years. The increases are due to the introduction of new drugs costing significantly more than existing drugs, direct consumer advertising by the pharmaceutical industry creating consumer demand for particular brand drugs, patients seeking medications to address lifestyle changes, higher prescribed doses of medications and enhanced pharmacy benefits for members such as reduced copayments and higher benefit maximums. Our efforts to mitigate these trends and ensure appropriate utilization include formulary management, physician education, successful pharmaceutical contracting and increased utilization of our in-house mail-service pharmacy operated by Prescription Solutions.

      Formularies are lists of physician-recommended drugs in difference therapeutic classes that have been reviewed for safety, efficacy and value. These lists help ensure that members get the right prescription at the right time in the right dose, avoiding potential adverse effects. Formularies also ensure that the costs are effectively managed; if two medications have the same effect, the less expensive option is recommended. Medically necessary drugs not included in the formulary can be obtained through our authorization process provided they are not specifically excluded from coverage or for the treatment of excluded benefits. We continue to conduct member and physician education programs to provide information on the appropriate use of generic drugs, over the counter drugs and antibiotics. Many of our medical groups share the financial risk for prescription drugs as an incentive to find the most effective and cost-efficient treatments for our members. As a way of controlling this health care cost component, we have implemented a decrease in prescription drug benefits for Secure Horizons members in almost all of our geographic areas in 2001.

      Management Information Systems. Our computer-based management information systems are an important part of our efforts to control health care and administrative expenses and improve member and physician and hospital satisfaction. We use these systems to support our internal financial and management accounting and reporting functions as well as for other purposes. These purposes include underwriting, billing, claims processing, medical management, medical cost and utilization trending, member, employer group and physician and hospital service functions, and tracking and analysis of outcome data. The failure of our management information systems to operate could have a material adverse effect on our results of operations or cash flows by temporarily preventing us from performing some or all of those functions or by increasing our administrative costs.

Marketing, General and Administrative Costs-Related Risk Factors. The following are risks related to our marketing, general and administrative costs:

      Management, General and Administrative Expense Increases. Despite our efforts to control and reduce our marketing, general and administrative expenses, these expenses could increase as a result of a number of factors, which could adversely impact our profitability. These factors include:

      •   our need for additional investments in medical management, underwriting and actuarial resources and technology;

      •   our need for increased claims administration, personnel and systems;

3.

      •   the success or lack of success of our marketing and sales plans to attract new customers;

      •   our need for additional advertising, marketing, administrative or management information systems expenditures;

      •   our inability to achieve efficiency goals and resulting cost savings; and

      •   integration costs for future acquisitions that exceed our expectations.

      In addition, our marketing, general and administrative expenses as a percentage of our revenue could increase due to changes in our product mix between Medicare and commercial products and could be adversely affected if we exit Medicare+Choice markets without replacing our revenue from those markets with revenue from other sources, like our Medicare supplement product offerings.

      During 2001, we expect net annual marketing, general and administrative salary savings from our December 2000 restructuring to be approximately $22 million. While we are actively managing our marketing, general and administrative expenses, we are also selectively investing in key capabilities, like medical management, underwriting, actuarial and claims processing, which we expect will offset these marketing, general and administrative cost savings.

      Health Insurance Portability and Accountability Act of 1996. The Health Insurance Portability and Accountability Act of 1996, or HIPAA, includes administrative simplification provisions directed at standardizing transactions and codes and seeking protections for confidentiality and security of patient data. We expect to modify all of our information systems and business processes to comply with HIPAA regulations regarding standardizing transactions and codes. We also expect to incur expense developing systems and refining processes and contracts to comply with HIPAA. We estimate that our HIPAA compliance costs will approximate $20 million in 2001. Our estimate of HIPAA compliance costs may change as current HIPAA rules evolve and additional rules are released or as we continue to evaluate the work required to meet HIPAA requirements and mandated compliance timeframes. To the extent that our estimated HIPAA compliance costs are less than our actual HIPAA compliance costs, amounts we had budgeted for other purposes will need to be used for HIPAA compliance which may adversely affect our ability to execute portions of our business strategy.

Additional Risks. The following are additional risks relating to our industry and business:

      Industry-Related Litigation. Health care providers and members are currently attacking practices of the HMO industry through a number of lawsuits, including purported class action lawsuits brought against us and other HMOs. The lawsuits brought by health care providers allege that HMOs’ claims processing systems automatically and impermissibly alter codes included on providers’ reimbursement/claims forms to reduce the amount of reimbursement, and that HMOs impose unfair contracting terms on health care providers, impermissibly delay making capitated payments under their capitated contracts, and negotiate capitation payments that are inadequate to cover the costs of health care services provided. The lawsuits brought by members allege that HMOs engage in a number of purportedly undisclosed practices designed to limit the amount and cost of health care services provided to members. These alleged practices include:

      •   providing health care providers with financial incentives to restrict hospitalizations, referrals to specialist physicians, and prescriptions for high cost drugs;

      •   entering into capitated contracts with health care providers, since capitated providers have financial incentives to limit health care services;

      •   manipulating prescription drug formularies by removing drugs from formularies after members enroll;

      •   manipulating determinations of whether health care services are medically necessary by excluding expensive procedures and treatments from being considered medically necessary; and

4.

•	making determinations that established procedures and treatments for certain diseases, illnesses or injuries are experimental or investigational and so not provided for under HMOs’ coverage.

      These lawsuits, including those filed to date against us, may take years to resolve and, depending upon the outcomes of these cases, may cause or force changes in practices of the HMO industry. These cases also may cause additional regulation of the industry through new federal or state laws. These actions and actions brought by state attorney generals ultimately could adversely affect the HMO industry and, whether due to damage awards, required changes to our operating procedures, increased regulatory requirements or otherwise, have a material adverse effect on our financial position, results of operations or cash flows and prospects. We deny all material allegations in these lawsuits and intend to defend against them vigorously.

      OPM Litigation. We have commercial contracts with the United States Office of Personnel Management, or OPM, to provide managed health care services to federal employees, annuitants and their dependents under the Federal Employee Health Benefits Program. Periodically, OPM’s Office of Inspector General, or OIG, audits us to verify that the premiums charged are calculated and charged in compliance with OPM’s regulations and guidelines. OPM has the right to audit the premiums charged during any period for up to six years following that period. The final resolution and settlement of audits have historically taken more than three years and as many as seven years.

     During the audit process, OPM has referred and may continue to refer its findings to the United States Department of Justice, or DOJ, if OPM believes that we may have knowingly overcharged the government or otherwise submitted false documentation or certifications in violation of the False Claims Act. Under the False Claims Act, an action can be considered knowingly committed if the government contractor acted with actual knowledge, or with reckless disregard or deliberate ignorance of the government’s rules and regulations. If the government were to win a False Claims Act lawsuit against us, the government could obtain the amounts overcharged and a trebling of these damages, plus interest and substantial civil penalties, and the government could also permanently disqualify us from participating in all federal government programs. We have a number of pending audits that we are seeking to resolve with the DOJ. These audits claim that substantial amounts were overcharged. If we are unable to resolve these audits favorably, or the DOJ seeks treble damages or civil penalties, any finding against us could have a material adverse effect on results of operations or cash flows. In addition, we cannot be certain that additional audits will not be referred to the DOJ, or that additional, possibly material, liability will not be incurred. Such liability could have a material adverse effect on results of operations or cash flows.

      Ordinary Course Legal Proceedings. From time to time, we are involved in legal proceedings that involve claims for coverage encountered in the ordinary course of business. We, like other HMOs and health insurers generally, exclude payment for some health care services from coverage under our HMO and other plans. We are, in the ordinary course of business, subject to the claims of our members arising out of decisions to deny or restrict reimbursement for services. The shift away from capitated contracts to risk-based contracts may result in more claims of this nature as we increase our medical management capabilities and take a more active role in managing the cost of medical care. In addition, we may be subject to more claims of this nature from our Medicare+Choice members that will be litigated in state court, rather than under the Medicare Act’s administrative review process, based on a recent California Supreme Court decision. The loss of even one such claim, if it results in a significant punitive damage award, could have a material adverse effect on our business. In addition, our exposure to potential liability under punitive damage theories may significantly decrease our ability to settle these claims on reasonable terms.

     Medicare. The Medicare program has accounted for approximately 60% of our total premiums in each year since 1998. HCFA, the United States Department of Health and Human Services, or USDHHS, and state regulatory agencies regulate the benefits provided, premiums paid, quality assurance procedures, marketing and advertising for our Medicare+Choice products. HCFA may terminate our Medicare+Choice contracts or elect not to renew those contracts when those contracts come up for renewal every 12 months. The loss of Medicare contracts or changes in the regulatory requirements governing the Medicare+Choice program or the program itself could have a material adverse effect on our financial position, results of operations or cash flows.

      HCFA requires that our HMO subsidiaries submit separate adjusted community rate proposals by July 1 for every Medicare+Choice product they offer to Medicare beneficiaries in the subsequent year. HCFA has contracted with the Office of Inspector General of the USDHHS to conduct more comprehensive audits on one-third of all adjusted community rate filings as mandated by law. We have been notified by HCFA that audits of several of our 2000 and 2001 adjusted community rate proposals will be conducted. We cannot be certain that any ongoing and future audits will be concluded satisfactorily. We may incur additional, possibly material, liability as a result of these audits. The incurrence of such liability could have a material adverse effect on our results of operations or cash flows.

5.

      Competition. We operate in highly competitive markets. Consolidation of acute care hospitals and continuing consolidation of insurance carriers, other HMOs, employer self-funded programs and preferred provider organizations, some of which have substantially larger enrollments or greater financial resources than ours, has created competition for hospitals, physicians and members, impacting profitability and the ability to influence medical management. In addition, pharmacy benefit management companies have continued to consolidate, competing with the pharmacy cost management capability of our wholly owned subsidiary, Prescription Solutions. The cost of providing benefits is in many instances the controlling factor in obtaining and retaining employer groups as clients and some of our competitors have set premium rates at levels below our rates for comparable products. We anticipate that premium pricing will continue to be highly competitive. If we are unable to compete effectively in any of our markets, our business may be adversely affected.

     Legislation and Regulation. Recent changes in state and federal legislation have increased and will continue to increase the costs of regulatory compliance, and proposed changes in the law may negatively impact our financial and operating results. These changes may increase our health care costs, decrease our membership or otherwise adversely affect our revenue and our profitability. Regulation and enforcement is increasing both at the state and federal level. Increased regulations, mandated benefits and more oversight, audits and investigations may increase our administrative, litigation and health care costs. The following recent or proposed legislation, regulation or initiatives could materially affect our financial position:

•	proposed legislation and regulation could include adverse actions of governmental payors, including reduced Medicare premiums, discontinuance of, or limitation on, governmentally funded programs, recovery by governmental payors of previously paid amounts, the inability to increase premiums or prospective or retroactive reductions to premium rates for federal employees;

•	proposed legislation to provide payment and administrative relief for the Medicare+Choice program and regulate drug pricing by the state and federal government could include provisions that impact our Medicare+Choice product, Secure Horizons;

•	new and proposed legislation that would hold HMOs liable for medical malpractice, including legislation enacted in Arizona, California, Oklahoma, Texas and Washington that may increase the likelihood of lawsuits against HMOs for malpractice liability and proposed federal legislation that would remove or limit the federal preemption set forth in the Employee Retirement Income Security Act of 1974, or ERISA, that precludes most individuals from suing their employer-based health plans for causes of action based upon state law;

•	new and increased initiatives at the DOJ, the Office of Inspector General of the USDHHS, the OIG and the various enforcement divisions of the state regulatory agencies governing health care programs that pursue both civil and criminal investigations against physicians, hospitals, payors, and pharmaceutical companies for misconduct relating to potential health care fraud and abuse, false claims, ERISA violations, violations of the Medicare program, overbilling of government programs, incorrect reporting of data, and improper denial or mismanagement of care;

•	proposed state legislation, regulation, or litigation that would otherwise limit our ability to capitate physicians and hospitals or delegate financial risk, utilization review, quality assurance or other medical decisions to our contracting physicians and hospitals;

•	existing state legislation and regulation that may require increases in minimum capital, reserves, and other financial liability requirements and proposed state legislation that may limit the admissibility of certain assets;

•	existing state legislation and regulation that may increase the financial capital requirements of physicians and hospitals who contract with HMOs to accept financial risk for health services;

•	federal regulations that place additional restrictions and administrative requirements on the use, electronic retention, transmission and disclosure of personally identifiable health information, such as HIPAA;

•	new state and proposed federal laws mandating benefits including those that mandate equal coverage for mental health benefits, commonly called mental health parity; and

•	existing and proposed legislation that would limit our ability to manage care and utilization such as “any willing provider” and “direct access” laws.

     California Energy Crisis. As a result of various factors, including the deregulation of parts of the California energy market, some locations in California have experienced sporadic periods of electricity outages. This condition is expected to continue into the future and may worsen during periods of peak energy consumption in summer months. Nearly all of our facilities located in California have limited emergency power generators. Therefore, a prolonged interruption in power supplied to our facilities could affect our ability to conduct our normal operations, including the processing of claims, and could have a material adverse effect on our results of operations, cash flows or financial condition.

     Risk-Based Capital Requirements. The National Association of Insurance Commissioners has proposed that states adopt risk-based capital standards, that if implemented, would require increased minimum capitalization limits for health care coverage provided by HMOs and other risk-based health care entities. The risk-based capital formula generates the authorized control level which represents the amount of net worth believed to be required to support the regulated entity's business based on asset risk, underwriting risk, credit risk, business risk and other factors. If adopted by a state, the risk-based capital requirements may be modified as each state legislature deems appropriate for that state. For states in which a risk-based capital requirement has been adopted, the regulated entity is typically required to maintain the greater of the required authorized control level or other minimum statutory net worth requirement. Each of the states in which our regulated subsidiaries operate, except California and Oklahoma, has adopted risk-based capital requirements. We do not expect California to adopt risk-based capital requirements in 2001, nor do we expect this legislation to have a material impact on our consolidated financial position.

     Liquidity and Capital Resources. The final maturity date on our credit facility is January 1, 2002. Our ability to refinance this credit facility depends on our credit rating, results of operations and cash flows from operations. Our ability to repay amounts owed under the credit facility depends on dividends and cash transfers from our subsidiaries. Nearly all of the subsidiaries are subject to HMO regulations or insurance regulations and may be subject to substantial supervision by one or more HMO or insurance regulators. Subsidiaries subject to regulation must meet or exceed various capital standards imposed by HMO or insurance regulations, which may from time to time impact the amount of funds the subsidiaries can pay to us. Our subsidiaries are not obligated to make funds available to us and creditors of our subsidiaries have superior claim to our subsidiaries' assets. Additionally, from time to time, we advance funds in the form of a loan or capital contribution to our subsidiaries to assist them in satisfying state financial requirements. We may provide additional funding to a subsidiary if a state legislator imposes additional financial requirements due to concerns about the financial position of the subsidiary or if there is an adverse effect resulting from changes to the risk-based capital requirements. This may in turn affect the subsidiary's ability to pay dividends or make other cash transfers. We will pursue several options to maintain liquidity and refinance our current credit facility.

      Possible Charges. In the future, we may announce dispositions of assets or product exits as we continue to evaluate whether our subsidiaries or products fit within our business strategy. We may also record long-lived asset impairment charges if one or more of our subsidiaries with operating losses generates less operating cash flows than we currently expect. In addition, as we refocus and retool our work force to shift from a capitated to a risk-based business model, we expect some positions to change or be eliminated, which could result in future restructuring charges. We cannot be certain that dispositions, impairments or restructuring activities will not result in additional charges. Because of the magnitude of our $2.2 billion net goodwill and intangibles balance as of March 31, 2001, it is likely that impairment charges, if any, although non-cash, would have a material adverse effect on our results of operations. We believe that any disposition, impairment or restructuring charges would not materially affect our current consolidated financial position. However, disposition or restructuring charges could have a material adverse effect on our results of operations or cash flows.

      In February 2001, the Financial Accounting Standards Board issued a revised exposure draft that addresses accounting for business combinations and associated goodwill. If the exposure draft is adopted as proposed, then the test for measuring goodwill impairment will become much more stringent than current practice and will likely have a material adverse effect on our results of operations.

     Other. Results may also differ materially from those projected, forecasted, estimated and budgeted by us due to adverse results in ongoing audits or in other reviews conducted by federal or state agencies or health care purchasing cooperatives; adverse results in significant litigation matters; and changes in interest rates causing changes in interest expense and net investment income.

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Operating Statistics

				Three Months Ended
	Year Ended December 31,			March 31,

	1998	1999	2000	2000	2001

Premium revenue per member per month:

Consolidated	$215.61	$227.86	$236.92	$235.78	$261.87

Commercial	$120.14	$127.61	$138.32	$136.53	$150.55

Medicare	$472.76	$489.03	$521.59	$519.48	$551.38

Health care costs per member per month:

Consolidated	$183.35	$193.20	$207.33	$200.69	$236.24

Commercial	$99.53	$104.22	$117.66	$112.00	$134.71

Medicare	$409.13	$425.00	$466.22	$454.24	$500.30

Days of claims payable(1)	30.1	34.1	45.0	37.2	42.9

Days of risk-based claims payable(2)	95.2	97.7	91.4	76.9	83.4

(1)	Days of claims payable is determined on a quarterly basis as of the last day of the periods indicated and equals medical claims and benefits payable, including incurred but not reported or paid, or IBNR, as of such date divided by the quotient obtained by dividing total health care expenses for the applicable quarter or, in the case of yearly days of claims payable data, the last quarter in the applicable year, by the number of days in the applicable quarter or the last quarter in the applicable year. Excluding the medical claims and benefits payable balance assumed in connection with our acquisition of Harris Methodist Texas Health Plan, Inc. and Harris Methodist Health Insurance Company, Inc. on February 1, 2000, the March 31, 2000 days of claims payable would have been 33.7.

(1)	Days of risk-based claims payable is determined on a quarterly basis as of the last day of the periods indicated and equals IBNR and risk liabilities, which does not include capitation liabilities, as of such date divided by the quotient obtained by dividing total health care expenses for the applicable quarter or, in the case of yearly risk-based claims payable data, the last quarter in the applicable year, excluding physician capitation, hospital capitation and prescription drug expenses for the applicable quarter or the last quarter in the applicable year, by the number of days in the applicable quarter or the last quarter in the applicable year. The March 31, 2000 balance excludes the risk-based claims payable balance assumed in the Harris acquisition on February 1, 2000. Including the Harris acquisition on a pro forma basis, the days of risk-based claims payable as of December 31, 1999 would have been 79.3.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Three Months Ended March 31, 2001 Compared to Three Months Ended March 31, 2000

Membership

	As of March 31, 2000			As of March 31, 2001

	Internal			Internal
	HMO	External	Total	HMO	External	Total

PBM, Dental and Behavioral
Health Membership Data:
Pharmacy benefit management (1)	4,005,300	712,500	4,717,800	3,726,200	666,600	4,392,800

Dental (2)	807,600	395,200	1,202,800	544,300	350,900	895,200

Behavioral health (2)	2,300,000	1,149,300	3,449,300	2,618,500	1,462,400	4,080,900

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(1)	Pharmacy benefit management internal HMO membership represents members that are in our commercial or Medicare HMOs. All of these members either have a prescription drug benefit or are able to purchase their prescriptions utilizing our retail network contracts or our mail service.

(2)	Dental and behavioral health internal HMO membership represents members that are in our commercial HMOs that are also enrolled in our dental or behavioral health plan.

      Pharmacy benefit management external membership as of March 31, 2001 decreased approximately 6% compared to membership as of March 31, 2000, due to the loss of approximately 111,000 members primarily in connection with the loss of three customers, partially offset by increases in new membership from additional customers of approximately 72,000 members.

      Dental internal HMO membership as of March 31, 2001 decreased approximately 33% compared to membership as of March 31, 2000, primarily due to membership losses in California, Arizona and Washington, partially offset by additional membership in Texas. Dental external membership as of March 31, 2001 decreased approximately 11% compared to membership as of March 31, 2000, due to membership losses in California.

      Behavioral health internal HMO membership as of March 31, 2001 increased approximately 14% compared to membership as of March 31, 2000, primarily due to additional membership in California mainly related to the passage of mental health parity legislation. Behavioral health external membership as of March 31, 2001 increased approximately 27% compared to membership as of March 31, 2000, primarily due to additional membership in Washington and Oregon.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

Membership

	As of December 31, 1999			As of December 31, 2000

	Internal			Internal
	HMO	External	Total	HMO	External	Total

PBM, Dental and Behavioral Health Membership Data:

Pharmacy benefit management (1)	3,658,000	728,900	4,386,900	4,010,000	630,400	4,640,400

Dental (2)	836,400	414,200	1,250,600	814,900	370,800	1,185,700

Behavioral health (2)	1,815,600	1,163,700	2,979,300	2,611,300	1,213,500	3,824,800

(1)	Pharmacy benefit management internal HMO membership represents members that are in our commercial or Medicare HMOs. All of these members either have a prescription drug benefit or are able to purchase their prescriptions utilizing our retail network contracts or our mail service.

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(2)	Dental and behavioral health internal HMO membership represents members that are in our commercial HMOs that are also enrolled in our dental or behavioral health plan.

      Pharmacy benefit management external membership as of December 31, 2000 decreased approximately 14% compared to membership as of December 31, 1999, due to the loss of approximately 120,000 members primarily in connection with the loss of three customers, partially offset by increases in new membership from additional customers of approximately 21,000 members.

      Dental internal HMO membership as of December 31, 2000 decreased approximately 3% compared to membership as of December 31, 1999, primarily due to membership losses in California and Colorado, partially offset by additional membership in Washington and Oregon. Dental external membership as of December 31, 2000 decreased approximately 10% compared to membership as of December 31, 1999, due to membership losses in California.

      Behavioral health internal HMO membership as of December 31, 2000 increased approximately 44% compared to membership as of December 31, 1999, primarily due to additional membership in California mainly related to the passage of mental health parity legislation and additional membership in Texas, Oklahoma and Arizona. Behavioral health external membership as of December 31, 2000 increased approximately 4% compared to membership as of December 31, 1999, primarily due to increased membership in employee assistance programs.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

Membership

	As of December 31, 1998			As of December 31, 1999

	Internal			Internal
	HMO	External	Total	HMO	External	Total

PBM, Dental and Behavioral Health Membership Data:

Pharmacy benefit management (1)	3,526,900	1,050,700	4,577,600	3,658,000	728,900	4,386,900

Dental (2)	561,500	462,400	1,023,900	836,400	414,200	1,250,600

Behavioral health (2)	1,702,900	1,028,900	2,731,800	1,815,600	1,163,700	2,979,300

(1)	Pharmacy benefit management internal HMO membership represents members that are in our commercial or Medicare HMOs. All of these members either have a prescription drug benefit or are able to purchase their prescriptions utilizing our retail network contracts or our mail service.

(2)	Dental and behavioral health internal HMO membership represents members that are in our commercial HMOs that are also enrolled in our dental or behavioral health plan.

      Pharmacy benefit management external membership as of December 31, 1999 decreased approximately 31% compared to membership as of December 31, 1998, due to the loss of 322,000 members primarily in connection with the loss of four customers.

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      Dental internal HMO membership as of December 31, 1999 increased approximately 49% compared to membership as of December 31, 1998, primarily due to additional membership in Arizona and Colorado. Dental external membership as of December 31, 1999 decreased approximately 10% compared to membership as of December 31, 1998, due to membership losses in California.

      Behavioral health internal HMO membership as of December 31, 1999 increased approximately 7% compared to membership as of December 31, 1998, due to additional membership in California, Texas, Oklahoma, Arizona, Nevada, Oregon and Washington. Behavioral health external membership as of December 31, 1999 increased approximately 13% compared to membership as of December 31, 1998, due to increases in new membership from several additional customers.

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9.

BUSINESS

Company Overview

      We are one of the nation’s largest health care services companies based on revenue and membership and are committed to making people’s lives healthier and more secure. Our primary operations include managed care and other health insurance products for employer groups and Medicare beneficiaries in eight western states and Guam, serving approximately 3.7 million members. Our commercial and Medicare programs are designed to deliver quality health care and customer service to our members in a cost-effective manner. We also offer a variety of specialty products and services that employers can purchase to supplement our basic commercial plans, or as stand-alone products. These specialty products include pharmacy benefit management, behavioral health services, life and health insurance and dental and vision services.

Company Strengths

      We believe we have the following strengths:

•	Ability to Arrange Delivery of Quality, Cost-Effective Health Care Services. We believe that our ability to maintain and develop networks of hospitals and physicians that deliver high quality health care, including preventive medicine, at a cost-effective price, creates ongoing demand from employer groups, individuals and the federal government for our core managed care products and will enable us to expand and diversify our insurance and consumer product offerings. We expect health care costs to continue to rise in the United States as the population ages and as more costly diagnostic and therapeutics procedures and drug therapies become available. According to Standard & Poor’s, health expenditures in the United States are expected to increase to $1.4 trillion or 14.6% of gross domestic product, compared to $708 billion or 12.2% in 1990 and $249 billion or 8.9% in 1980. We expect continuing demand for our commercial products from employers who offer health care as part of benefits used to recruit and retain employees, especially in competitive job markets. Employers generally rely upon intermediaries like ourselves to develop health care provider networks, underwrite the risk and manage these programs. We also believe that health maintenance organizations, or HMOs, offer an attractive solution for controlling rising health care costs because HMOs are experienced in managing health care costs across a broad membership base and focus on preventive in addition to therapeutic health care.

•	Leading Market Share in Western U.S. Commercial HMO and Medicare+Choice Markets. Our commercial HMOs, which we call our PacifiCare HMOs, are among the largest commercial HMOs based on revenue or membership in eight western states, including California. Our Secure Horizons product is the largest Medicare+Choice plan, the HMO option under Medicare, in the United States based on membership. We believe that our market position enables us to attract a network of high quality hospitals and physicians that employ health care best practices for both the prevention and treatment of disease and to negotiate

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cost-effective contracts with those health care providers. In addition, as the largest Medicare+Choice plan, we are an active participant in industry efforts to lobby Congress to restore funding for the Medicare+Choice program that is consistent with health care inflation.

•	Secure Horizons Brand Recognition. We believe our position as the largest Medicare+Choice plan has made Secure Horizons one of the most recognizable health care brands among seniors in our markets. We believe brand recognition is important because Medicare+Choice members typically make their decisions regarding which Medicare+Choice plan to join independently, rather than through their employers. We attribute our leading market position to the strength of our networks of hospitals and physicians, our ability to communicate with seniors and our ability to anticipate and respond to their special needs. We believe these operating strengths and our brand recognition, combined with an aging U.S. population, position us to expand our product offerings targeted at the senior market, such as our Medicare supplement products.

•	Pharmacy Benefit Management. Prescription Solutions, our pharmacy benefit management, or PBM, company, enables us to offer employers more benefit options from a single source in designing attractive health care benefit programs for their employees. As a large PBM company, Prescription Solutions is able to reduce prescription drug costs for our commercial and Medicare plans and unaffiliated health plans it contracts with by negotiating favorable volume pricing and other contract terms with drug manufacturers. We are expanding our PBM services for health plans and employer groups that are not affiliated with us and increasing our mail order prescription volume. Prescription Solutions’ mail order prescription capabilities provide an additional source for cost savings in prescription fulfillment and means to control health care costs.

Industry Overview

      Managed Care

      Managed care plans develop health care provider networks by entering into contracts with hospitals, physicians and other health care professionals to deliver health care at cost-effective prices. In comparison to conventional indemnity insurance, managed care plans generally credential network providers and incorporate medical management and other cost-control measures and financial incentives to encourage the delivery of medically necessary care. Managed care plans generally promote the maintenance of good health of their members as the best way to manage health care costs. To that end, managed care plans typically cover preventive medicine and common diagnostic screening and conduct member education campaigns on common health issues aimed at improving the health of their members. Conventional indemnity insurance usually allows insured parties substantial freedom of choice in selecting health care providers and requires satisfaction of an annual deductible before insured parties are reimbursed for health care costs on a full or partial basis, with such reimbursement often being limited to the

11.

insurer’s assessment of the reasonable and customary charges for the particular health care procedure.

      A network-model HMO is a managed health care organization that combines aspects of a health care insurer with those of a health care provider by arranging for health care services for its members through a defined health care provider network at a reduced deductible or a nominal copayment. Members generally select one primary care physician from the network who is responsible for coordinating health care services for the member. A PPO is a select group of providers, such as physician groups, that offer discounted fee-for-service health care. PPO managed care members can select physicians without coordination through a primary care physician. Managed care members are charged annual prepaid premiums, may be subject to annual deductible obligations and may be charged copayments when utilizing services.

      According to Standard & Poor’s, health expenditures in the United States are expected to increase to $1.4 trillion or 14.6% of gross domestic product in 2001, compared with $708 billion or 12.2% in 1990 and $249 billion or 8.9% in 1980. We expect health care costs to continue to rise for many reasons, including:

•	an aging population that has greater medical needs;

•	the availability of more costly diagnostic and therapeutic procedures;

•	new laws and regulations specifying covered services for managed care plans;

•	increased prices for prescription drugs and other medications and the introduction of more expensive medications;

•	increased utilization of health care services;

•	defensive medical practices due to physicians’ fear of lawsuits; and

•	significant investments by pharmaceutical companies in advertising campaigns for branded drugs, which may increase consumer demand for these drugs, including lifestyle-enhancing prescription drugs.

      As health care costs have risen, managed care plans have become an attractive option for employers and governmental entities that provide for their employees’ and constituents’ health care coverage. According to Standard & Poor’s, membership under HMO plans in the United States increased 5.1% from 77 million in 1996 to 81 million as of January 2000. Given the number of factors that will impact future health care costs and their unpredictability, we expect managed care plans to continue to remain an attractive option for employers and governmental entities that desire to access quality health care services for their employees and constituents on a cost-effective basis.

      Medicare

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      Medicare is a federal program that provides persons age 65 and over and some disabled persons a variety of hospital and medical insurance benefits. Each individual eligible for Medicare is entitled to receive inpatient hospital care under Part A without the payment of any premium, but is required to pay a premium to the federal government, which is adjusted annually, to be eligible for physician care and other services under Part B. Even though they participate in both Part A and Part B of the traditional Medicare program, beneficiaries are still required to pay deductible and coinsurance amounts. They may, if they choose, supplement their Medicare coverage by purchasing Medicare supplement policies, which pay these deductibles and coinsurance amounts. Many of these policies also cover other services such as prescription drugs, which are not included in Medicare coverage. In addition, the traditional Medicare program does not include coverage for preventive medicine.

      Under the Medicare+Choice program, managed care plans can contract with the Health Care Financing Administration, or HCFA, to provide health insurance coverage in exchange for a fixed monthly payment per member for Medicare-eligible members residing in the geographic areas in which they operate. The fixed monthly payment per member is subject to periodic adjustments determined by HCFA based upon a number of factors, including retroactive changes in members’ status, such as Medicaid eligibility, and risk measures based on demographic factors, such as the age, gender, county of residence and health status information of members. The weighting of the risk measures for their impact on the amount of the periodic adjustments to the fixed monthly payments is being phased in over time, and these measures will have their full impact on the calculation of those adjustments by 2007. Individuals who elect to participate in the Medicare+Choice program are relieved of the obligation to pay some or all of the deductible or coinsurance amounts, but are generally required to use exclusively the services provided by the HMO and are required to pay a Part B premium to the Medicare program. These individuals also may be required to pay a monthly premium to the HMO. The member may terminate membership at any time.

      The average national Medicare+Choice rate increases from HCFA were 2.1% in 1998, 2.0% in 1999, 3.8% in 2000 and 4.4% in 2001. In contrast, health care costs in many areas where HMOs were or are providing Medicare+Choice products have exceeded the annual Medicare rate increases from the HCFA. As a result, managed care plans have found it increasingly difficult to provide quality health care services at the federally contracted rate under the Medicare+Choice program and many have reduced benefits and exited service areas in which they previously operated. This reduced participation in the Medicare+Choice program by managed care plans has resulted in less access to managed care for individuals eligible for Medicare and increased the Medicare program’s reliance on fee-for-service health care providers.

      Pharmacy Benefit Management

      One of the significant components of rising health care costs in the United States has been increased utilization of and rising costs for prescription drugs. As part of their overall efforts to control health care costs, employers, insurers, governmental entities and health care providers have sought means to ensure the efficacy of prescription drug treatments while controlling their costs, resulting in a demand for PBM services that accomplish both objectives. This demand has created a market opportunity for PBM companies that are committed to

13.

medical management as a means to control prescription drug costs, especially through formulary management. Formulary management entails using lists of physician-recommended drugs in different therapeutic classes that have been reviewed for safety, effectiveness and value to ensure that drugs prescribed are the lowest cost option among equally effective alternatives.

      Contracting Arrangements with Physicians and Hospitals

      Managed care plans generally contract with physicians and hospitals under two methods:

      Risk-based Contracts. Managed care plans contract with health care providers to provide services to members based on modified discounted fee schedules, like the Medicare fee schedule, for the services provided. These contracts generally incorporate some elements of risk-sharing through the development of and adherence to agreed-upon budgets. Under risk-based contracts, managed care plans bear or partially share the risk of health care costs with hospitals and physicians. For example, the managed care plan may bear any excess hospital costs or share excess hospital costs with the physician group only or with both the physician group and the hospital provider.

      Capitated Contracts. Less frequently, managed care plans contract with hospitals and physicians on a prepaid, capitated fixed-fee per-member per-month basis, regardless of the services provided to each member. Capitation payments to physicians and hospitals may be based on a percentage of the premiums received or a fixed per-member per-month amount that is adjusted to reflect membership age, sex and benefit variation. Under capitated contracts, medical groups may assume administrative functions, including medical management and claims processing, to support management of health care services. Generally, under capitated contracts, if a member utilizes services that cost in excess of the capitated fee, the health care provider is responsible for the payment of the excess, while if a member’s utilization cost is less than the capitated fee, the provider keeps the difference.

      Historically, the managed care industry has relied primarily upon risk-based contracts except in California, where capitation was used by a few large managed care plans as the prevailing model. With the continuing consolidation of hospitals, especially in less populated areas, and the insolvency of several prominent physician groups in California, the industry is moving further away from capitated contracts toward more risk-based contracts, especially for hospital services. Risk-based contracts generally present managed care plans with greater challenges in accurately estimating and reserving for claims and controlling health care costs than capitated contracts, where the risk of excess health care costs is borne by the health care provider.

Business Strategy

      Our mission as a health care services company is to make people’s lives healthier and more secure. Our strategy to achieve our objective is to continue to strengthen our core HMO business, leverage the brand strength of our Medicare+Choice product, Secure Horizons, and our core competencies in the senior market, and diversify our health care product offerings so that we ultimately transition into a health care and consumer services company.

14.

      Strengthen our Core HMO Business. To strengthen our core HMO business, we have taken and are taking the following actions:

•	Implementing initiatives to stabilize both our commercial and Medicare medical care ratios and addressing the significant increases in health care costs that we have experienced through:

•	price increases designed to reflect the rise in medical costs;

•	medical management programs such as on-site review in order to resolve coverage issues with hospitals and other health care providers at the time of, rather than after, treatment, that we believe will result in a decrease in the average length of stay at hospitals by our members and reduced hospital admission rates;

•	chronic disease management programs that we are developing in conjunction with third parties to reduce our health care costs attributable to coronary artery disease, congestive heart failure, chronic obstructive pulmonary disease and end stage renal disease, which during 1999 accounted for 90% of our California Medicare+Choice plan’s health care costs among the 5% of its senior members who consumed more than 50% of its health care costs;

•	redesigned Medicare+Choice benefits; and

•	amendments to our contracts with selected health care providers to better incent appropriate, necessary use of health care services.

•	Exiting or freezing enrollment in underperforming Medicare+Choice markets with the goal of increasing the profitability of our Medicare+Choice operations. Effective January 1, 2001, we ceased offering our Medicare+Choice plan in 15 counties, reducing our Medicare+Choice membership by approximately 26,000 members. While we typically file binding adjusted community rate proposals with HCFA by July 1 for each Medicare+Choice product that we intend to offer in a subsequent year, HCFA has permitted us and other Medicare+Choice providers to file non-binding adjusted community rate proposals for each of our 2002 Medicare+Choice plans by July 2, 2001 and to modify our proposals until September 17, 2001, providing us more time to estimate health care costs for 2002. Unless Congressional action is taken to increase annual premiums to Medicare+Choice plans, we expect to cease offering our Medicare+Choice products in a number of additional counties effective January 1, 2002. We also expect to experience attrition, which may be significant, in our Medicare+Choice membership as we continue to scale back benefits under our Medicare+Choice products to attempt to achieve more profitable levels. As a result, in the absence of legislation increasing Medicare+Choice premiums, we expect a material reduction in our Medicare+Choice membership.

15.

•	Eliminating nearly 800 employee positions in 2000 and 2001 to enable investments in key operating capabilities, such as medical management, underwriting, actuarial and claims processing, while controlling our marketing, general and administrative costs. We centralized and consolidated corporate and regional functions and reduced our Secure Horizons marketing and sales organization.

•	Initiating efforts to tailor pricing and benefit designs to increase commercial membership in our larger, more profitable market segments. For example, we will be offering PPO products with tiered provider access and benefit levels to provide employer groups more options in designing employee health benefits.

•	Continuing to improve our underwriting, actuarial and claims processing capabilities, which are of added importance as we operate in an increasingly risk-based environment.

•	Introducing our women’s health initiative to make our products and customer service more appealing to women because we believe women make most health care decisions for their families. For example, we have added a 24-hour nurse advice line and other educational programs targeted at women’s health issues.

      Leverage the Strength of the Secure Horizons Brand. We are pursuing further opportunities to leverage the strength of the Secure Horizons brand and our core competencies in the senior market.

•	We are introducing a Medicare supplement product targeting individuals who are newly Medicare-eligible or who are exiting Medicare+Choice plans. We expect to initially offer this product in seven of the states where we currently offer our Medicare+Choice products beginning in the fourth quarter of 2001. In 2002, we intend to market our Medicare supplement product in nine additional states.

•	We intend to develop and pilot lifestyle-enhancing products, marketing them to seniors under the Secure Horizons brand name. These pilot lifestyle-enhancing products may include discounts for cosmetic surgery, chiropractic services, and long-term or catastrophic care resources, as well as non-health care-related products and services.

      Diversify our Health Care Product Portfolio. Over time, we intend to evolve into a health and consumer services company offering health insurance, lifestyle-enhancing products and other consumer products aimed at making people feel healthier and more secure. We believe that consumers want products and services that go beyond basic health insurance and extend to these areas, such as cosmetic surgery and weight management, senior independent living and financial security. We intend to diversify our health care product portfolio with a range of specialty

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managed care products that complement our HMO operations. We also will focus on growing our specialty products and services businesses, including PBM, behavioral health services, group life and health insurance products, and dental and vision services. These specialty care products and services draw upon our strengths in providing managed care and offer more choice and flexibility for our members. We believe that each of these businesses will grow more rapidly than our core HMO business and allow us to generate incremental revenue from our existing HMO members, attract new members and provide these businesses’ services to unaffiliated health plans and employer groups.

•	During 2002, we plan to introduce an enhanced PPO product on a stand-alone basis and in conjunction with our HMO plans.

•	We also expect to grow our PBM business, Prescription Solutions, by increasing sales of its services to unaffiliated health plans and employer groups and by expanding its mail-order business. We intend to enhance our PBM services by introducing Rx-Connect, a prescription service that physicians use to submit prescriptions online and resolve formulary or drug-interaction issues at the point of care. In addition, if Congress adopts a prescription drug benefit for Medicare, we believe we would have an opportunity to manage such benefits for the federal government through Prescription Solutions.

Products

      We have developed products and services to meet the needs of our commercial and Medicare customers. In developing our products and marketing plans, we take into account the differing needs of our customers and believe that we create cost effective, quality health care service options.

      Medicare Products

      Secure Horizons

      We offer Medicare beneficiaries access to Medicare+Choice through our Secure Horizons product. Secure Horizons accounted for $1.7 billion, or 57% of our consolidated revenue for the three months ended March 31, 2001. Secure Horizons is the largest Medicare+Choice plan in the United States as measured by membership with approximately 1.0 million members as of March 31, 2001. We currently actively market our Secure Horizons product in 59 counties in eight western states. We have reduced and will continue to reduce our participation in the Medicare+Choice program if federal funding for the Medicare+Choice program does not increase. To the extent that we continue to reduce our participation in the Medicare+Choice program, our revenue will decline unless lost revenue from our Medicare+Choice products is replaced with revenue from other sources. To offset this anticipated decrease in our Medicare+Choice membership, we plan to focus on our new Medicare supplement products.

17.

      We attempt to compete only in markets where we have a strong health care provider network and can operate profitably. We regularly assess our health care provider network to ensure a stable and efficient delivery system for plan members. We regularly review our product design to include appropriate cost sharing with plan members and make benefit changes to mitigate increases in health care costs that exceed our HCFA reimbursement under Medicare+Choice contracts. We have also adopted a political and legislative strategy designed to encourage the federal government to reimburse Medicare+Choice providers on a basis that more accurately reflects health care service costs and to lessen the administrative burdens placed on Medicare+Choice providers by HCFA.

      Secure Horizons targets individuals who are eligible for Medicare. We believe our understanding of our members and our attention to customer service differentiates our Secure Horizons program from competing products. Every Secure Horizons representative with whom a member may have contact, from our sales force to our customer service representatives, is knowledgeable and skilled in communicating with senior citizens.

      Medicare Supplement Products

      Medicare supplement products are designed to fill gaps left by traditional Medicare coverage. For example, supplemental policies pay for hospital deductibles, physician copayments and coinsurance for which an individual enrolled in the traditional Medicare program would otherwise be responsible. During the three months ended March 31, 2001, we launched our Medicare supplement product for employer groups with retirees eligible for Medicare in seven states where we currently offer our Medicare+Choice products. For the three months ended March 31, 2001, we added 14,200 members to our Medicare supplement plans. We plan to continue to increase the marketing of our group Medicare supplement product within the mid-size, large-size and national account market segments. In the fourth quarter of 2001, we are planning to introduce our individual Medicare supplement product in the seven states where we currently offer our Medicare supplement product for employer groups. The individual Medicare supplement product does not require affiliation with an employer group already enrolled in our commercial HMO.

      Our group and individual Medicare supplement products are based on the standardized plans as defined by Medicare, including Plans A, C, F and G in the group product. We intend to offer the same plans in the individual product, which we believe will be attractive to many Medicare-eligible individuals.

      Following the introduction of our individual Medicare supplement product in the fourth quarter of 2001, we intend during 2002 to market our Medicare supplement products in nine states in addition to the seven states where we currently offer our Medicare supplement product for employer groups. Many individuals who purchase Medicare supplement policies do so upon turning age 65, which is when Medicare coverage takes effect. Initially, we will target these individuals in our existing markets as well as in the planned nine-state market expansion in 2002. We also believe that a significant opportunity exists to enroll new Medicare supplement members in counties where we and other carriers will no longer be offering Medicare+Choice products when Medicare+Choice members in those counties look to replace their

18.

Medicare+Choice coverage. We believe that these new products will increase our capabilities in the indemnity insurance business and strengthen our brand recognition on a national level. We expect that these products will also establish an additional distribution channel and revenue source for Prescription Solutions’ mail service operations and our other specialty businesses.

      Commercial Products

      Our commercial products accounted for $1.2 billion, or 41% of our consolidated revenue for the three months ended March 31, 2001. Our commercial HMO, PPO, retiree HMO and small group and individual products may be bundled with our specialty products and services, including PBM, behavioral health services, group life and health insurance products, and dental and vision services, providing employer groups and individuals with more benefit options from a single source and the ability to design tailored benefit programs. We also sell our specialty products and services on a stand-alone basis to unaffiliated health plans and employer groups.

      PacifiCare Commercial HMO

      Our PacifiCare HMO plans provide health care benefits to commercial members through a defined provider network at a reduced deductible or a nominal copayment. We believe we have developed one of the largest health care provider networks among managed care companies in the western United States. As of March 2001, this network included approximately 500 hospitals and 59,000 primary care and specialty physicians. As of March 31, 2001, we had 2.7 million commercial HMO members.

      Our commercial HMO members generally select one primary care physician from the network who is responsible for coordinating health care services for the member. We target a variety of plan sponsors including employer groups and other purchasing coalitions, as well as state and federal government agencies. We break our target markets for the commercial HMO product into four market segments, including small group/individual markets, mid-market groups, major/national accounts and labor and trust organizations. We provide consolidated billing, eligibility and centralized sales and account management for larger customers. We also have contracts with the United States Office of Personnel Management, or OPM, to provide managed health care services to approximately 173,000 members under the Federal Employee Health Benefit Program, or FEHBP, for federal employees, annuitants and their dependents.

      Our strategy is to continue to grow our commercial HMO membership by focusing on product innovation and quality management. We are developing commercial HMO products that provide for tiered benefits and tiered access to health care provider networks which we expect will be available for sale during 2002. We have also redesigned some of our plans to incorporate the specific needs of women, who we believe make most health care purchasing decisions for their families.

      PacifiCare PPO

      A PPO is a select group of providers, such as physician groups, that offer discounted fee-for-service health care. PPO managed care members can select physicians without coordination

19.

through a primary care physician. PPO members generally have higher copayments for office visits and deductibles for hospital services.

      As customers continue to desire choice and flexibility in their health care choices, we believe that demand for competitively priced PPO products will increase. We now market our existing PPO products in six states in conjunction with marketing our HMO products. As of March 31, 2001, we had 38,200 members enrolled in our PacifiCare PPO. Our PacifiCare PPO network supplements our existing HMO network with additional health care providers and generally includes a majority of all available providers in any given region, providing our PacifiCare PPO members with substantial choice.

      We plan to market an enhanced PPO product on a stand-alone basis to mid-and large market groups in all of our operating regions and in conjunction with our PacifiCare HMO plan. Employer groups do not have to offer our HMO to offer this enhanced PPO product to their employees. Our initial focus is to begin marketing this enhanced PPO product to employers in California and Texas in the latter half of 2001 for implementation in the first quarter of 2002. We believe these states have the greatest opportunity for PPO growth due to the market presence of our PacifiCare HMO. Once these plans are implemented, we intend to offer this enhanced PPO product in our other states beginning in the first half of 2002. We expect to reach these additional states by using and further developing our existing employer, broker and consultant relationships.

      Our enhanced PPO product will include a number of features that we believe will distinguish it from competitive products. These features include expanded provider choices through multi-tiered networks, discounted alternative care and other non-traditional benefit options, such as chiropractic care and an employee assistance program, as well as access to our specialty products and services.

      PacifiCare Retiree HMO

      We offer the PacifiCare Retiree HMO product to employers that want to provide cost-effective health care coverage to their retired employees, many of whom may not be eligible for Medicare because they are under the age of 65.

      Our PacifiCare Retiree HMO product draws on our strengths as a Medicare+Choice provider by offering plan members access to the same physician and hospital networks as our Secure Horizons Medicare+Choice enrollees. The premiums of our Retiree HMO are generally comparable to premiums for Secure Horizons members and may be higher if employers provide a richer benefit plan than our Medicare+Choice HMO plan design. Employer groups may customize their Retiree HMO plan to include our specialty products. The retiree product gives us access to individuals who, once familiar with our services and delivery system, may enroll in Secure Horizons when they become eligible for Medicare benefits.

      Small Group and Individual Products

      Our small group product consists of HMO plans designed for employers with 50 or fewer employees. We consider small groups a distinct market and manage our small group operations

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independently within each of our regions. Since September 1999, we have entered into agreements with several e-commerce distribution partners that make our small group and individual products accessible from Internet sites which provide free health insurance quotes. In addition to medical care, we also offer our small group and individual product members access to our specialty products and services. As of March 31, 2001 we had 391,000 members enrolled in our small group and individual product plans.

      Specialty Products

      We utilize our existing employer group and Medicare relationships to offer our specialty products and services in conjunction with our commercial and Medicare products. These specialty products and services include PBM, behavioral health services, group life and health insurance products, and dental and vision services. In addition, we sell our specialty products and services to unaffiliated health plans and employer groups. These specialty products and services provide employer groups and individuals with more benefit options from a single source and the ability to design tailored benefit programs for their employees and themselves.

      Prescription Solutions

      Founded in 1993, Prescription Solutions provides integrated PBM services to more than 4 million people, including more than 1 million seniors. For the three months ended March 31, 2001, Prescription Solutions processed 18 million claims, filled 1 million mail service prescriptions and accounted for $94 million of our consolidated revenue, of which $28 million was generated from unaffiliated health plans and employer groups.

      We believe Prescription Solutions’ strength lies in its ability to influence medical outcomes and lower overall health care costs by focusing on appropriate prescription drug use. Through its formulary management program, Prescription Solutions uses lists of physician-recommended drugs in different therapeutic classes that have been reviewed for safety, effectiveness and value to ensure that drugs prescribed are the lowest cost option among equally effective alternatives. Medically necessary drugs not included in the formulary can be obtained through our authorization process provided they are not specifically excluded from coverage or for the treatment of excluded benefits. In addition, Prescription Solutions operates independently of pharmaceutical or retail drug organizations which allows it to focus primarily on improving clinical outcomes while managing and controlling costs. This focus on pharmacy management is part of what differentiates Prescription Solutions from its competitors.

      Prescription Solutions offers a broad range of innovative programs, products and services designed to improve, enhance and increase clinical and financial outcomes. Prescription Solutions has a sophisticated claims processing system that may be customized to each client’s benefits and that is able to notify a pharmacy when another medication is preferred, or when prior authorization or a substitute agent is required.

      In addition, Prescription Solutions employs tools such as quality initiatives, utilization management, targeted disease intervention, active formulary management, prior-authorization review, health outcomes research, a generic sampling program and real-time audits that are

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designed to achieve measurable results and to actively ensure that its members are receiving the most appropriate and most effective medication in a cost-effective manner. We also provide National Committee for Quality Assurance, or NCQA, and other regulatory compliance assistance for managed care organizations seeking compliance with NCQA guidelines or meeting regulatory requirements.

      We believe that Prescription Solutions’ mail service capabilities also differentiate it from its competitors. To support the increased consumer demand for mail service pharmacy, Prescription Solutions opened a new 84,000-square-foot facility in Carlsbad, California in August 2000. With the addition of this new facility, we believe Prescription Solutions currently has the capacity to process 9 million mail-service prescriptions per year, and could expand this capacity by adding more work shifts and hours or days of operation. Prescription Solutions is aggressively promoting mail-service pharmacy services and is developing new business opportunities for its mail service pharmacy, such as offering over-the-counter medications and health and beauty products.

      Prescription Solutions’ PBM services are offered as a standard part of most of our commercial health plans and are sold in conjunction with our other commercial and Medicare products and to unaffiliated health plans and employer groups.

      Behavioral Health Services

      We provide behavioral health care services to our HMO members in California, Colorado, Oklahoma, Oregon, Texas and Washington, as well as unaffiliated health plans in California and Oregon. Our behavioral health care services include mental health, employee assistance, care management and chemical dependency benefit programs, as well as managed mental health services. As of March 31, 2001, we provided these behavioral health care services to 4 million members through our provider network of more than 8,000 providers and approximately 500 facilities. For the three months ended March 31, 2001, our behavioral health care subsidiaries accounted for $45 million of our consolidated revenue, of which $15 million was generated from unaffiliated health plans and employer groups.

      Managed mental health and chemical dependency services are offered as a standard part of most of our commercial health plans and are sold in conjunction with our other commercial and Medicare products and to unaffiliated health plans and employer groups.

      Group Life and Health Insurance

      We are licensed through our subsidiaries, PacifiCare Life and Health Insurance Company and PacifiCare Life Assurance Company, to issue life and health care insurance in 38 states, including each of the states where our HMOs operate, the District of Columbia and Guam. By marketing our HMO commercial product line in conjunction with indemnity health care products, we are able to offer multi-option health benefits programs, including our point-of-service, or POS plans. POS plans combine the features of a traditional indemnity insurance product, allowing members to choose from a network of health care providers at a lower cost, or from physicians outside of the network at a higher deductible or copayment. In addition, other

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supplementary benefits offered to employer groups include basic life insurance, group term life insurance, indemnity dental and indemnity behavioral health benefits. For the three months ended March 31, 2001, our life and health insurance subsidiaries accounted for $52 million of our consolidated revenue, substantially all of which was generated from our health plans.

      Dental and Vision Services

      We provide HMO, PPO and indemnity fee-for-service dental and PPO vision benefits directly to individuals and employer groups and indirectly to seniors through Secure Horizons through our wholly-owned subsidiaries PacifiCare Dental and PacifiCare Dental of Colorado, Inc. and a third-party administrator of indemnity and PPO dental and vision plans. In 2000, we offered these products in California, Colorado, Nevada, Oregon and Washington.

      Through our subsidiaries, we are able to provide a complete range of dental and vision product offerings for small, mid-size and large employers, regardless of their existing medical plan offering. We had 895,200 members in our dental plans as of March 31, 2001. For the three months ended March 31, 2001, our dental and vision plans accounted for $19 million of our consolidated revenue, of which $12 million was generated from unaffiliated health plans and employer groups.

Membership

      As of March 31, 2001, approximately 82% of our commercial HMO members were located in California, Texas and Colorado and approximately 79% of our Medicare members were located in California, Texas and Arizona.

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      Our commercial, Medicare and specialty business membership as of March 31, 2001 was as follows:

	As of March 31, 2001

	Commercial	Medicare	Total

HMO Membership Data:

Arizona	135,500	110,000	245,500

California	1,714,000	544,300	2,258,300

Colorado	238,400	63,400	301,800

Guam	45,400	—	45,400

Nevada	36,100	32,100	68,200

Ohio	—	—	—

Oklahoma	93,900	32,100	126,000

Oregon	95,000	29,100	124,100

Texas	247,200	159,900	407,100

Washington	86,200	63,600	149,800

Total HMO membership	2,691,700	1,034,500	3,726,200

Other Commercial Membership Data:

Employer self-funded	52,200	—	52,200

PPO and indemnity	44,400	—	44,400

Medicare supplement	14,700	—	14,700

Total other commercial membership	111,300	—	111,300

	As of March 31, 2001

	PacifiCare
	HMO	Unaffiliated	Total

PBM, Dental and Behavioral Health

Management Data:

Pharmacy benefit management(1)	3,726,200	666,600	4,392,800

Dental(2)	544,300	350,900	895,200

Behavioral health(2)	2,618,500	1,462,400	4,080,900

(1)	Pharmacy benefit management PacifiCare HMO membership represents members that are in our commercial or Medicare HMO. All of these members either have a prescription drug benefit or are able to purchase their prescriptions utilizing our retail network contracts or our mail service.

(2)	Dental and behavioral health PacifiCare HMO membership represents members that are in our commercial HMO that are also enrolled in our dental or behavioral health plan.

Marketing

      We have developed strong brand recognition with our PacifiCare and Secure Horizons customers. Our commercial products are marketed under the PacifiCare brand, which we believe has a reputation for quality and value. Our Medicare products are marketed under the Secure Horizons brand, which we believe is the premier brand in health care services among seniors in our markets in the western United States. We market our specialty products under the PacifiCare brand and our PBM services under the Prescription Solutions brand.

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      Marketing to our commercial customers is a two-step process in which we first market to employer groups, then provide information directly to employees, primarily during their open enrollment periods, once the employer has selected our plan. Open enrollment periods typically occur during the fourth quarter of the calendar year. We use various techniques to attract commercial members, including work site presentations, direct mail, medical group tours and local advertising. We also use television, radio, billboard and print media to market our programs to potential commercial members. Insurance brokers and consultants represent many employer groups under contract with us. These brokers and consultants work directly with employers to recommend or design employee benefits packages. We pay insurance brokers commissions over the life of the contract, while employers generally pay consultants directly. Our commercial membership growth is a result of in-market acquisitions as well as greater penetration in existing employer groups. With each open enrollment, we identify a specific approach for each employer group with the objective of increasing the number of members from each employer to increase our penetration.

      We market our Secure Horizons programs to Medicare beneficiaries and caregivers for Medicare beneficiaries primarily through direct mail, telemarketing, our website, television, radio and community based events with participating physician groups. Most Secure Horizons members enroll directly in a plan, generally without the involvement of insurance brokers, except when enrolling as part of an employer group retiree offering.

Customer Service

      Our customer service centers support all of our commercial HMO and PPO plans and Secure Horizons business. We provide customer service to members, employers and providers contracting with our health plans, administer the enrollment of plan members and bill monthly premiums to our customers. Each year we field approximately 9 million calls. We employ approximately 3,000 people in our regional customer service centers.

      Our customer service representatives respond to inquiries and handle requests regarding member eligibility, claims status, benefit information, primary care physician changes, and pharmacy-related matters. We document calls received from members in an online customer service support system and regularly measure a number of performance standards relating to calls received from members. These performance standards include average total telephone queue time prior to answer, measurements of the percentage of handled calls that are answered within specific time periods, and abandonment rate. We regularly share the results of our performance standard measurements with our employer group clients.

      We have five regionally based customer service centers in Phoenix, Arizona, Cypress, California, Denver, Colorado, San Antonio, Texas and Hillsboro, Oregon to handle all health plan claims in the continental United States. We have a stand-alone customer service and claims processing function in Guam. We are in the process of building a new service center in Cypress, California to support our indemnity products nationwide. This customer service center will use an industry standard operational platform and give us the flexibility to administer PPO, indemnity, life and Medicare supplement products for groups and individuals.

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Management Information Systems

      We use computer-based management information systems for various purposes, including e-commerce, marketing and sales tracking, underwriting, billing, claims processing, medical management, medical cost and utilization trending, financial and management accounting, reporting, planning and analysis. These systems also support member, employer group and physician and hospital service functions, including on-line access to membership verification, claims and referral status and information regarding hospital admissions and lengths of stay. In addition, these systems support our tracking and extensive analyses of cost and outcome data.

      We continually enhance and upgrade our computer information systems to preserve our investment in existing systems, embrace new technologies, improve the cost effectiveness and quality of our services, introduce new products, and continue to meet legal and regulatory requirements. Ongoing system investments include upgrading system platforms, enhancing existing software, implementing purchased software, migrating to more suitable software database environments and making other investments required to make our systems comply with the Health Insurance Portability and Accountability Act of 1996, or HIPAA. Simplification, integration and expansion of the systems servicing our business are important components of controlling health care and administrative expenses and improving member and physician and hospital satisfaction. We selectively outsource some technical functions and employ third-party data collection agencies for electronic data interfaces, or EDI, to receive claims electronically. We will continue to evaluate outsourcing opportunities with a view to achieving cost savings and operating efficiencies. We have recovery plans in place to mitigate the effect of information systems outages, if necessary.

      Claims Processing Systems

      We use computer based information systems as an important component of claims processing. We receive medical claims from physicians and hospitals for services to our members. Claims are reviewed to determine member eligibility, the quantity and kind of services performed and whether services were authorized. To ensure timely and accurate payments, we regularly review reports on inventory levels and claims statistics that focus on claims turn-around and accuracy of payment.

      Under our capitated contracts, many of our physicians and hospitals have qualified through our assessment processes to perform administrative functions, including claims processing. Under our risk-based contracts, we perform administrative functions, including claims processing. Due to the shift away from capitated contracts to risk-based contracts, we have increasing financial and regulatory risk for the accurate and timely processing of claims.

      In connection with the shift away from capitated contracts to risk-based contracts, we upgraded our claims processing software and enhanced our EDI submission and batch processing capabilities. To further reduce our financial and regulatory risk associated with the accurate and timely processing of claims, we intend to:

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•	increase claims processing staff to support the higher level of claims volume associated with risk-based contracts;

•	when necessary, consider using third-party administrators to leverage our existing claims processing capabilities;

•	streamline medical management practices to improve claims administration; and

•	eliminate retroactive provider contracts to better manage our costs and claims volume fluctuations.

      Our claims processing center in Letterkenney, Ireland is electronically connected to each of our regional customer service centers and supports those centers in the processing of claims. This connectivity allows us to efficiently route claims to sites that have excess capacity or can provide lower cost services. We will continue to take advantage of lower cost operations in production areas such as the Ireland claims center and will continue to evaluate the most efficient and effective ways of supporting our health plans, including the possible consolidation or outsourcing of some of these functions.

Physician and Hospital Relationships

      Contracting Arrangements with Physicians and Hospitals

      We use contracting processes that include analysis and modeling of underlying cost and utilization assumptions. Through these processes, we expect to identify strategies to better manage health care costs. We provide incentives to the physician or medical groups for improving the quality of care, as well as to encourage appropriate utilization of hospital inpatient and outpatient services. We believe improved business consultation and management tools, including more thorough data reporting and financial analysis of expected performance of our contracts, will enable us to create more financially successful physician and hospital networks. We primarily focus on securing cost-effective physician, hospital and other health care provider contracts to maintain a qualified network of providers in each geographic area we serve, as well as improving the medical management of health services to achieve both better quality and cost-effective care. Many of our physician and hospital contracts have one-year terms. However, we also have a number of multiple-year contracts with physician groups and hospitals to ensure the quality and stability of our network.

      Traditionally, we have contracted with health care providers on a capitated basis. Many of our capitated physician and hospital networks have qualified through our assessment processes to perform some or all of the administrative functions associated with operating in a capitated environment, such as paying claims and providing medical management. In those situations, we provide support for their administrative functions to help them achieve greater levels of efficiency. Moreover, we only delegate medical management duties to physicians and hospitals that have demonstrated consistently acceptable performance of these functions. We continue to believe that delegation of agreed-upon functions empowers our physicians and hospitals to provide quality service and care.

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      For physician networks that do not have the capability to manage the administrative functions associated with operating in a capitated environment, we perform all the direct management functions, such as claims payment and medical management. In addition, we work with these physicians to assist them in developing the capability to assume a greater share of the administrative functions. We continue to develop our own expertise in this area to ensure that we can continue to build strong networks for our members in both existing and new markets where physicians may not be capable of performing these functions.

      Recently, physicians and hospitals have increasingly demanded, and we have increasingly covered our membership under, risk-based contracts, as indicated in the table below. We typically process claims and perform medical management and administrative functions under our risk-based contracts.

	Hospital			Physician

	As of		As of	As of		As of
	December 31,		March 31,	December 31,		March 31,

	1999	2000	2001	1999	2000	2001

Commercial:

Capitated	77%	57%	51%	93%	84%	83%

Risk-based	23%	43%	49%	7%	16%	17%

Secure Horizons:

Capitated	79%	65%	62%	96%	87%	87%

Risk-based	21%	35%	38%	4%	13%	13%

Total:

Capitated	78%	59%	54%	94%	85%	84%

Risk-based	22%	41%	46%	6%	15%	16%

      Medical Management

      Our profitability depends, in part, on our ability to control health care costs while providing quality care. As we shift from our capitation model to a risk-based environment, we face the risk that we will not be able to control our health care costs to the same degree as was possible under fully capitated contracts. To reduce the financial risk associated with risk-based contracts, we are focusing on enhancing our internal medical management programs. Our medical management staff consists of doctors and nurses who monitor the medical treatment of our members in need of hospital care. In some cases, our medical managers are located on-site at some of our key hospitals.

      Our medical management programs are composed of:

•	Precertification of Admission. In the precertification stage, our medical managers are responsible for determining whether requests for hospitalization and specified health care procedures meet specific clinical criteria and are approved in advance.

•	Concurrent Review. Our concurrent review process begins once our member has been admitted to the hospital for care with our medical managers responsible for providing administrative oversight of the hospital process. The medical manager

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is also responsible for monitoring the discharge process, and coordinating any outpatient services needed by the patient, including skilled nursing facility, home nursing care and rehabilitation therapy.

•	Retrospective Review. Our retrospective review process occurs when our medical management staff is not directly involved in the hospitalization of our members. This process can occur when our members receive emergency care at an out-of-area hospital.

      With our increased number of risk-based contracts, we have an increased need for medical management. To meet this need, we plan to increase medical management staffing by 20% to more than 800 full-time employees by the end of 2001.

      Chronic Disease Management

      A small number of our members with chronic diseases continue to account for a significant portion of our health care costs. Our emphasis on disease management focuses on member education and prevention to improve our members’ health and reduce costs. Our analysis has shown that during 1999 5% of our California Secure Horizons members, who represented 60% of our total Medicare+Choice membership as of December 31, 1999, consumed more than 50% of our California Medicare+Choice plan’s health care expenses within the year and four diseases accounted for 90% of those costs. As a result, we have recently contracted with third parties to develop separate disease management programs for each of coronary artery disease, congestive heart failure, chronic obstructive pulmonary disease and end stage renal disease. These voluntary programs assist health care providers by suggesting aggressive steps that can protect a patient’s health and prevent the need for hospitalization and medical procedures. We are actively identifying members who would benefit from these disease management programs and seeking to enroll them in these programs.

Health Care Quality

      We believe that providing our members access to continually improved health care services leads to improved health for our members. To assure this, we focus on physician peer reviews, physician and hospital quality reviews, member quality initiatives and national industry measures.

      Physician Peer Reviews. We have established a comprehensive peer review procedure at each HMO, governed by a quality improvement committee. The medical director for each HMO chairs that HMO’s committee. Each committee consists of health plan clinical professionals and physician representatives from the contracted physician groups. All physicians are initially credentialed and approved by that HMO’s quality improvement committee. The quality assessment includes evaluating the performance of that physician, as well as the quality of the providers’ medical facilities, medical records, laboratory and x-ray licenses and their capacity to handle membership demands.

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      Physician and Hospital Quality Reviews. We also engage in ongoing quality reviews of our existing physicians and hospitals to ensure that members are receiving quality medical care. For example, a highlight of our physician and hospital management program for our California HMO is our provider profile, which is a comprehensive, quarterly risk-adjusted report card of over 80 measures, which helps physicians and hospitals manage their performance in the areas of clinical quality, utilization management, service quality and administrative efficiency. In addition, the provider profile serves as the data source for the Quality Index, which is a public report on our contracting medical groups’ performance in the areas of clinical, service and administrative data quality. This report provides consumers with information to help them become more active participants in their health care, beginning with their selection of health care providers. In addition, the Quality Index has statistically proven to significantly improve performance and consistency among health care providers. Our member information materials highlight best performing physician groups, so that members have credible and relevant information by which to select physicians.

      Member Quality Initiatives. To improve the quality of service and health for our members, we have developed a comprehensive quality improvement program that includes:

•	conducting preventive health programs, cancer screening, smoking cessation, and senior health risk assessments;

•	offering independent external review programs to members in which members can have a service or treatment denial of coverage decision reviewed by a physician or panel of physicians outside their health plan;

•	decreasing inappropriate denials and improving the appeals process for our members;

•	standardizing and streamlining our specialty provider referral process;

•	utilizing our “JustOne/Ready Reply” approach in California, Oklahoma and Texas, whereby we attempt to resolve members’ issues and answer questions based upon a single phone call from them by handling all necessary contact among the plan, physicians, hospitals and medical groups and reporting the outcome to the member;

•	participating in the Coalition for Affordable Quality Health Care’s voluntary quality initiative whereby we, along with 21 other organizations, have committed to enabling consumers to have access to quality coverage and information, improving administrative simplicity for doctors and consumers, and working with doctors to improve overall health care quality and patient safety;

•	monitoring member satisfaction through surveys and internal operational report cards compared to our current established benchmarks; and

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•	providing members free access to in-depth health information on thousands of topics via our website.

      National Industry Measures. The National Committee for Quality Assurance, or NCQA, is an independent, non-profit organization that reviews and accredits HMOs. Our HMOs provide quality and service information under NCQA’s Health Plan Employer Data Information Set program. NCQA also performs site reviews to determine if an HMO complies with standards it has established for quality improvement, utilization management, physician and hospital credentialing and a commitment to members’ rights and preventive health services. HMOs that comply with NCQA’s review requirements and quality standards receive NCQA accreditation. We have improved our NCQA scores by implementing our membership and physician and hospital quality programs. At December 31, 2000, our HMOs in Arizona, California, Colorado, Nevada, Oklahoma, Oregon, Texas and Washington, which cover approximately 98% of our membership, have received either “commendable” or “excellent” three-year NCQA accreditation.

Risk Management

      We shift part of our risk of catastrophic losses by maintaining reinsurance coverage for specified hospital costs incurred in the treatment of catastrophic illnesses. We require contracting physicians, physician groups and hospitals to maintain individual malpractice insurance coverage. We also maintain general liability, property, managed care errors and omissions and medical malpractice insurance coverage. We have recently increased our deductible under our medical malpractice insurance coverage because of increased premiums and are now effectively self-insured with respect to medical malpractice claims.

Government Regulation and Proposed Legislation

      Our HMOs are subject to extensive federal and state regulations that govern the scope of benefits provided to our members, including regulations relating to:

•	financial solvency requirements;

•	claims processing;

•	quality assurance and utilization review procedures;

•	member grievance procedures;

•	physician and hospital contracts; and

•	marketing and advertising.

      Our HMOs are also required to maintain restricted cash reserves represented by interest-bearing investments that are held by trustees or state regulatory agencies. These requirements, which limit the ability of our subsidiaries to transfer funds, may also limit their ability to pay

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dividends to us. From time to time, we advance funds to our subsidiaries to assist them in satisfying state financial requirements. Our behavioral health, group life and health insurance and dental subsidiaries are also subject to extensive state regulation.

      HCFA

      Our Secure Horizons program is subject to regulation by HCFA, the United States Department of Health and Human Services and state regulatory entities. These agencies govern the benefits provided, premiums paid, quality assurance procedures, marketing and advertising for our Medicare+Choice products. Congress enacted the Balanced Budget Act of 1997, which required the creation of the Medicare+Choice program as a replacement to the Medicare Risk program. HCFA has since promulgated regulations, operational policy letters and contracts implementing Medicare+Choice, including the Balanced Budget Refinement Act of 1999 and the Benefits Improvement and Protection Act of 2000, or BIPA. These contracts and regulations established new and expanded requirements for Medicare+Choice organizations. They also establish new or expanded standards for quality assurance, beneficiary protection, coordinated open enrollment, program payment and audits, information disclosure and physician and hospital participation. Compliance with Medicare+Choice regulations has and will continue to increase our Medicare administration costs. BIPA was passed by Congress in December 2000, effective for 2001. Under the new law, Medicare+Choice will receive increased government funding over the next five years beginning in March 2001. The changes for 2001 include increases to the monthly minimum payment floors, increases in the minimum annual payment from 2% to 3% and modifications to the risk adjuster. We expect our Medicare+Choice premiums to increase by approximately $179 million in 2001 because of the effect of BIPA, which amount could change if there are significant changes in our Medicare+Choice membership. We expect to use nearly all of this $179 million to stabilize our Medicare+Choice health care provider networks, and to use the remainder to enhance our Medicare+Choice members’ benefits.

      It is possible that future legislation may create additional changes in the payment formula or risk adjuster. However, it is not certain that efforts to revise the laws governing the Medicare+Choice program will succeed. The loss of Medicare+Choice contracts or changes in the program could have a material adverse effect on our financial position, results of operations or cash flows of a future period.

      Adjusted Community Rate Filings

      As a result of the Balanced Budget Act of 1997 and related HCFA rules and regulations, our HMO subsidiaries are required to submit separate adjusted community rate proposals for every Medicare+Choice product they offer to Medicare beneficiaries. These rates are based upon our average commercial rate for non-Medicare enrollees modified by a factor that represents the difference in utilization characteristics between Medicare and non-Medicare enrollees within each geographic area. In effect, our benefits structure for Secure Horizons is established based on these rates.

      Each of our subsidiaries must submit adjusted community rate proposals, generally by county or service area, to HCFA. In the normal course of business, all information submitted as

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part of the adjusted community rate process is subject to audit by HCFA or any person or organization designated by HCFA. Our adjusted community rate proposal is based on historical data and information available to us at the time of the filing. Potential changes to physician and hospital contracts and market and/or competitive conditions may cause actual results to vary from the projections submitted. In January 2000, HCFA contracted with the OPM’s Office of Inspector General, or OIG, to conduct more comprehensive audits on one-third of all adjusted community rate filings as mandated by law. During 2000, audits were conducted in Colorado, Nevada and Texas. No violations were noted as a result of the audits. In addition to the regular adjusted community rate proposals submitted in 2000, Medicare+Choice plans were required to re-submit adjusted community rate proposals in January 2001 in accordance with BIPA. In our adjusted community rate resubmission, BIPA required that we use increased funding to reduce member premiums or cost sharing, enhance benefits, contribute to a benefits stabilization fund, stabilize or enhance beneficiary access to physicians and hospitals, or take some combination of those actions so long as whatever action or actions we do take does not result in increased beneficiary premiums, cost-sharing, or reduced benefits. Our January 2001 adjusted community rate submission has been filed in accordance with BIPA and accompanying adjusted community rate instructions, and has been accepted by HCFA. We have been notified by HCFA that audits of our adjusted community rate proposals will be conducted in Arizona, Oklahoma, Oregon and Washington in 2001.

      While we typically file binding adjusted community rate proposals with HCFA by July 1 for each Medicare+Choice product that we intend to offer in a subsequent year, HCFA has permitted us and other Medicare+Choice providers to file non-binding adjusted community rate proposals for each of our 2002 Medicare+Choice plans by July 2, 2001 and to modify our proposals until September 17, 2001, providing us more time to estimate health care costs for 2002. Unless Congressional action is taken to increase annual premiums to Medicare+Choice plans, we expect to cease offering our Medicare+Choice products in a number of additional counties effective January 1, 2002. We also expect to experience attrition, which may be significant, in our Medicare+Choice membership as we continue to scale back benefits under our Medicare+Choice products to attempt to achieve more profitable levels. As a result, in the absence of legislation increasing Medicare+Choice premiums, we expect a material reduction in our Medicare+Choice membership. We will continue to reduce our participation in the Medicare+Choice program if federal funding for the Medicare+Choice program does not increase. To the extent that we continue to reduce our participation in the Medicare+Choice program, our revenue will decline unless lost revenue from our Medicare+Choice products is replaced with revenue from other sources.

      Required Capital

      By law, regulation and governmental policy, our HMO, indemnity and regulated specialty product subsidiaries, which we refer to as our regulated subsidiaries, are required to maintain minimum levels of statutory net worth. The minimum statutory net worth requirements differ by state and are generally based upon a percentage of annualized premium revenue, a percentage of annualized health care costs or risk-based capital, or RBC, requirements. The RBC requirements are based upon guidelines established by the National Association of Insurance Commissioners, or NAIC. If adopted by a state, the RBC requirements may be modified as each state legislature deems

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appropriate for that state. The RBC formula generates the authorized control level, or ACL, which represents the amount of net worth believed to be required to support the regulated entity’s business based on asset risk, underwriting risk, credit risk, business risk and other factors. For states in which an RBC requirement has been adopted, the regulated entity is typically required to maintain the greater of the required ACL or other minimum statutory net worth requirement. In addition to the foregoing requirements, our regulated subsidiaries are subject to restrictions on their ability to make dividend payments, loans and other transfers of cash to us.

      As of March 31, 2001, each of the states in which our regulated subsidiaries operate, except California and Oklahoma, had adopted RBC requirements. The statutory net worth requirements applicable to our regulated subsidiaries are summarized below:

•	Arizona. Our Arizona HMO must satisfy a statutory net worth requirement of $10 million, or an RBC requirement of 200% ACL, whichever is higher. As of March 31, 2001, our Arizona HMO’s RBC requirement was considerably more than the $10 million statutory net worth requirement.

•	California. As of March 31, 2001, California had not passed legislation adopting the NAIC RBC guidelines. Our California HMO’s statutory net worth requirement is based either on a percentage of annualized premium revenue or health care costs, whichever is higher. As of March 31, 2001, our California HMO’s statutory net worth requirement was based on a percentage of annualized health care costs.

•	Colorado. Our Colorado HMO must satisfy an RBC requirement of 200% ACL.

•	Nevada. Our Nevada HMO must satisfy a statutory net worth requirement based on a percentage of annualized premium revenue or an RBC requirement of 200% ACL. As of March 31, 2001, our Nevada HMO’s RBC requirement of 200% ACL was considerably more than the statutory net worth requirement of $4 million based on a percentage of annualized premium revenue. However, under Nevada law it is unclear whether our Nevada HMO is required to maintain the higher of the two requirements. Pending clarification from the Nevada Department of Insurance, our Nevada HMO had a $10 million statutory net worth deficit as of March 31, 2001. The deficit was funded in May 2001.

•	Ohio. Our Ohio HMO must satisfy an RBC requirement of 200% ACL.

•	Oklahoma. Oklahoma plans to adopt the NAIC RBC guidelines in late 2002 with a phase-in approach on the RBC requirement. The current statutory net worth requirement under Oklahoma law is $0.8 million.

•	Oregon. Our Oregon HMO must satisfy a statutory net worth requirement based on a percentage of annualized premium revenue, or an RBC requirement of 200% ACL, whichever is higher. As of March 31, 2001, our Oregon HMO’s RBC

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requirement of $18 million was considerably less than the statutory net worth requirement based on a percentage of annualized premium revenue.

•	Texas. Texas has passed legislation adopting the NAIC RBC guidelines. Our Texas HMO must satisfy a statutory net worth requirement equal to the greater of $10 million or $25 per enrollee per month, or an RBC requirement for years 2001 and subsequent of 70% ACL, whichever is higher. As of March 31, 2001, our Texas HMO’s RBC requirement of $27 million was considerably higher than the statutory net worth requirement of $10 million or $25 per enrollee per month. However, as a result of an agreement with the Texas Department of Insurance, the Texas HMO is currently subject to a mandated $35 million statutory net worth requirement.

•	Washington. Prior to May 7, 2001, the minimum capital requirement for our Washington HMO was equal to the greater of a statutory net worth requirement based on a percentage of annualized premium revenue, or an RBC requirement of 200% ACL. As of March 31, 2001, our Washington HMO’s RBC requirement of $25 million was considerably less than the statutory net worth requirement based on a percentage of annualized premium revenue. Effective May 7, 2001, our Washington HMO is subject to Washington’s Holding Company Act which requires that HMOs maintain statutory net worth of 250% ACL. The RBC requirement of $32 million under the Holding Company Act is considerably less than the statutory net worth requirement based on a percentage of annualized premium revenue.

•	Indemnity Companies. PacifiCare Life and Health Insurance Company, PacifiCare Life Assurance Company and PacifiCare Life Insurance Company are licensed life and health insurance companies in the states of Indiana, Colorado and Arizona, respectively. Each of these states have adopted the NAIC RBC guidelines designated for life insurance companies. In addition to the RBC requirements, the life and health insurance companies are required to maintain additional statutory net worth as mandated by the state due to reinsurance or other business arrangements. As of March 31, 2001, the statutory net worth requirements for PacifiCare Life and Health Insurance Company, PacifiCare Life Assurance Company and PacifiCare Life Insurance Company were 350% ACL, $20 million and 250% ACL, respectively.

•	Regulated Specialty Product Subsidiaries. PacifiCare Dental and PacifiCare Behavioral Health of California, Inc., are specialized health plans in California and are also subject to statutory net worth requirements based on a percentage of annualized health care costs.

      The current statutory framework for our regulated subsidiaries’ statutory net worth requirements may change over time. Our regulated subsidiaries are also generally subject to their state regulators’ overall oversight powers, and those regulators could require our subsidiaries to maintain minimum levels of statutory net worth in excess of the amount required under applicable state laws if the regulators determine that maintaining such additional statutory

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net worth is necessary for our subsidiaries to remain solvent and able to arrange health care services for their members.

      After giving effect to these statutory net worth requirements, our regulated subsidiaries had a surplus in excess of these requirements of approximately $147 million as of March 31, 2001. Our regulated subsidiaries paid dividends to us of $373 million and $57 million for the year ended December 31, 2000 and the three months ended March 31, 2001, respectively. In addition, we advance funds to our regulated subsidiaries from time to time in the form of a loan or capital contribution to assist them in satisfying applicable statutory net worth requirements.

      The following table sets forth the current statutory net worth requirements, actual statutory net worth, and amounts potentially available for dividends to us for each of our HMO, indemnity, and special purpose subsidiaries as of March 31, 2001. Our actual statutory net worth fluctuates from quarter to quarter based upon the performance of our health care operations and other factors, including reserves established at each of our regulated subsidiaries. The amounts potentially available for dividends is an estimate. There can be no assurance that any of the amounts potentially available for dividends will be able to be, or will be distributed to us from our regulated subsidiaries. In some states in which our regulated subsidiaries operate, our regulated subsidiaries cannot distribute funds to us without prior approval by the applicable state regulators. In other states in which our regulated subsidiaries operate, funds may be distributed by our regulated subsidiaries to us without prior approval by the applicable state regulators, but those distributions may be subject to retroactive review.

	At March 31, 2001

			Amounts
	Statutory Net	Actual	Potentially
	Worth	Statutory	Available for
	Requirements	Net Worth	Dividends

	(in thousands)
Arizona HMO	$47,200	$49,500	$2,300

California HMO	134,600	163,200	28,600

Colorado HMO	57,300	77,000	19,700

Nevada HMO	16,400	6,200	(10,200	)(1)

Ohio HMO	100	10,000	9,900

Oklahoma HMO	800	22,100	21,300

Oregon HMO	37,200	42,800	5,600

Texas HMO	35,000	43,400	8,400

Washington HMO	54,300	54,300	—

Indemnity companies	37,800	71,900	34,100

Regulated specialty product subsidiaries	3,300	31,000	27,700

Total	$424,000	$571,400	$147,400

(1)	We funded this deficit in May 2001.

      ERISA

      Pursuant to the Employee Retirement Income Security Act of 1974, or ERISA, the federal government regulates insured and self-insured health coverage plans offered by employers. There have been recent highly publicized legislative attempts to amend ERISA to remove the current limitation on the ability of states to regulate employer health plans and the limitations on an employee’s ability to sue a health plan under state law. If such proposals were

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enacted, states may have the ability to regulate other aspects of our business operations, and increase our exposure to state law claims that relate to employee health benefits. Additionally, if such proposals were enacted, they may result in increased operating costs.

      HIPAA

      As a result of HIPAA, federal standards apply to both the group and individual health insurance markets. HIPAA requires us to:

•	guarantee the availability and renewability of health insurance for certain employers, employees and individuals;

•	disclose prior coverage; and

•	make it easier for members to continue coverage in cases where an employee is terminated or changes employers.

      HIPAA also prohibits us from discriminating against potential enrollees on the basis of health status. HIPAA includes administrative simplification provisions directed at standardizing transactions and codes, establishing uniform health care provider, payor, employer and patient identifiers and seeking protections for confidentiality and security of patient data. Publication of the HIPAA proposed and final rules has occurred in phases. The first set of final rules, which focus on data standards and code sets, were published in August 2000. Given the 26-month implementation window beginning with the final rule publication date, compliance is required for the data standards and code sets by October 2002. We have reviewed our systems and processes for compliance with the data standard requirements, and are planning 2001 activities to implement the new data requirements. We are also working with various groups to find a common way to work with external business associates, such as physicians and hospitals, to ensure their compliance with the HIPAA rules. We estimate that our HIPAA compliance costs will approximate $20 million in 2001. Our estimate of HIPAA compliance costs may change as current HIPAA rules evolve and additional rules are released or as we continue to evaluate the work required to modify our existing information technology and development systems.

      Both federal and state regulators have enforcement responsibilities for HIPAA. As a result, we may encounter different interpretations of HIPAA’s provisions in the different states, as well as varying enforcement philosophies in states where we operate HMOs. These differences may inhibit our ability to standardize our products and services across state lines. Ultimately, under HIPAA and other state laws, cost control through physician and hospital contracting and coordinating care may become more important, and we believe our experience in these areas will allow us to compete effectively.

      Office of Personnel Management

      We have commercial contracts with OPM to provide managed health care services to federal employees, annuitants and their dependents under the FEHBP. Rather than negotiating rates with us, OPM requires us to provide the FEHBP with rates comparable to the rates charged

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to the two employer groups with enrollment closest in size to the FEHBP in the applicable community after making required adjustments. OPM further requires us to certify each year that its rates meet these requirements.

      Periodically, the OIG audits us to verify that the premiums charged are calculated and charged in compliance with these regulations and guidelines. OPM has the right to audit the premiums charged during any period for up to six years following that period. Following the government’s initial on-site audit, OPM will provide us with a post-audit briefing indicating its preliminary results. Interpretations of the rating regulations and audit findings often raise complex issues. The final resolution and settlement of audits have historically taken more than three years and as many as seven years.

      During the audit process, OPM may refer its findings to the United States Department of Justice, or DOJ, if it believes that we knowingly overcharged the government or otherwise submitted false documentation or certifications in violation of the False Claims Act. Under the False Claims Act, an action can be considered knowingly committed if the government contractor acted with actual knowledge, or with reckless disregard or deliberate ignorance of the government’s rules and regulations. If the government were to win a False Claims Act lawsuit against us, the government could obtain the amounts overcharged and a trebling of these damages, plus interest and substantial civil penalties, and the government could also permanently disqualify us from participating in all federal government programs. We have a number of pending audits that we are seeking to resolve with the DOJ. For a description of these pending audits, see “— Legal Proceedings.”

      In late 1997, we established a formal compliance program to specifically address potential issues that may arise from the FEHBP rating process, to work with OPM to understand its interpretation of the rules and guidelines prior to completion of the rating process, to standardize the FEHBP rating process among all of our HMOs, and to help reduce the likelihood that future government audits will result in any significant findings. Based on the results of a limited number of audits that have been conducted for contract years 1998 and later, we believe that this program has been effective.

Competition

      In general, the health care industry has experienced significant consolidation. Acute care hospitals have consolidated, increasing their leverage in the marketplace. Continued consolidation of insurance carriers, other HMOs, employer self-funded programs and PPOs, some of which have substantially larger enrollments or greater financial resources than ours, has created competition for physicians, hospitals and members, impacting profitability and the ability to influence medical management. PBM companies have continued to consolidate, competing with the pharmacy cost management capability of Prescription Solutions. The cost of providing benefits is in many instances the controlling factor in obtaining and retaining employer groups as clients and some of our competitors have set premium rates at levels below our rates for comparable products. We anticipate that premium pricing will continue to be highly competitive.

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      In offering health insurance coverage, we compete with CIGNA Health Corporation, Aetna U.S. Healthcare Inc. and UnitedHealth Group for membership from national employers. We also compete with regional HMOs and small group employers, which vary depending on the geographic market. Regional competitors include Kaiser Foundation Health Plan, Health Net Inc., WellPoint Health Networks Inc., and Humana Inc. We also offer a regional alternative for national employers who are willing to support multiple health plans to maintain plans that best suit the needs of employees within a specific region.

      We have the highest Medicare+Choice membership in the nation, both in absolute terms and as a percentage of overall membership, offering competitive advantages and economies of scale in the Medicare+Choice market. We have reduced and will continue to reduce our participation in the Medicare+Choice program if federal funding for the Medicare+Choice program does not increase. Many competing Medicare+Choice plans have also reduced their participation in the Medicare+Choice program, benefiting us in some of our operating regions.

      Other competitors include hospitals, health care facilities and other health care providers. These competitors have combined to form their own networks to contract directly with employer groups, and other prospective customers for the delivery of health care services.

      Prescription Solutions’ PBM services are sold as part of our commercial and Medicare products and on a stand-alone basis to unaffiliated health plans and employer groups. Competitors include Merck-Medco Managed Care, WellPoint Pharmacy Management, Med Impact, Express Scripts and Advance PCS. We believe, when aligned with an HMO, Prescription Solutions differentiates itself from other pharmacy benefit organizations by managing prescription costs and outcomes for the HMO members. Our mail-order prescription drug service competes with national, regional and local pharmacies and other mail-order prescription drug companies.

      PacifiCare Behavioral Health of California, Inc. and PacifiCare Behavioral Health Inc. serve our HMO members in California, Colorado, Oklahoma, Oregon, Texas and Washington, as well as unaffiliated health plans in California and Oregon. California is among many states that have adopted mental health parity legislation, which requires employers to offer equal coverage for mental health benefits, which we believe enhances our behavioral health business’s future growth potential. Competitors may include other behavioral health plans and employers that move to self-insurance.

      We believe that to retain our health plans’ competitive advantages we should continue to focus on developing additional products and services and eliminate or limit growth of unprofitable products. We believe that consumers want products and services that go beyond basic necessity and extend to areas such as lifestyle, senior independent living and financial security. The factors that we believe give us competitive advantages are:

•	our existing market position in our geographic areas of operation;

•	our long-term operating experience in managed care;

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•	our marketplace reputation with physicians, hospitals, members and employers;

•	a strong brand identity for PacifiCare, Secure Horizons and Prescription Solutions;

•	our emphasis on providing high quality customer service; and

•	our continual improvement of the quality of care provided to our members.

Trademarks

      We own the federally registered trademarks PacifiCare®, SecureHorizons® and Prescription Solutions®. These trademarks are material to our business. We license our SecureHorizons® trademark to Tufts Associated Health Maintenance Organization, Inc. for use in operating its Secure Horizons, Tufts Health Plan for Seniors throughout Massachusetts and other parts of New England. Pursuant to the license agreement, we are prohibited from marketing our Secure Horizons products in Maine, Massachusetts, New Hampshire, Rhode Island, Vermont and portions of Connecticut until at least August 2005. Thereafter, the license agreement will automatically renew for successive one year terms unless either party provides or has provided 12 months notice of its intention to terminate the agreement.

Employees

      At April 30, 2001, we had approximately 9,300 full and part-time employees. None of our employees is presently covered by a collective bargaining agreement. We consider relations with our employees to be good and have never experienced any work stoppage.

Properties

      As of April 30, 2001, we leased approximately 178,000 aggregate square feet of space for our principal corporate headquarters and executive offices in Costa Mesa and Santa Ana, California. In connection with our operations, as of April 30, 2001, we leased approximately 1.8 million aggregate square feet for office space, subsidiary operations, customer service centers and space for computer facilities. Such space corresponds to areas in which our HMOs or specialty managed care products and services operate, or where we have satellite administrative offices. Our leases expire at various dates from 2001 through 2010.

      We own six buildings encompassing approximately 328,000 aggregate square feet of space. Two of the buildings, representing approximately 225,000 aggregate square feet of space, are primarily used for administrative operations and are located in California and Guam. The remaining four buildings are medical office buildings, of which four are leased to third parties under a master lease agreement. All four medical buildings are being marketed for sale. We also own one parcel of vacant land for a total of two acres, which is being marketed for sale.

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      Our facilities are in good working condition, are well maintained and are adequate for our present and currently anticipated needs. We believe that we can rent additional space at competitive rates when current leases expire, or if we need additional space.

Legal Proceedings

      OPM Litigation

      We have contracts that were audited by the OIG that we acquired through our merger with FHP International Corporation, or FHP, in 1997. The OIG and others allege that the former FHP Arizona, California, Colorado, Guam and Ohio HMO subsidiaries as well as former FHP Illinois, New Mexico and Utah HMO subsidiaries that we sold in 1997 and 1998, substantially overcharged the government from 1990 through 1997. Several of these contract years have already been audited, but are yet to be settled. We responded to the audit reports, challenging many of the auditors’ assertions. The allegations were referred to the DOJ for review of potential claims under the False Claims Act.

      The OIG conducted an audit of our Oregon HMO subsidiary. The OIG issued a draft audit report in July 1997, alleging that we substantially overcharged the government for contract years 1991 through 1996. We responded to this draft audit report in April 1998, strongly disagreeing with OIG’s claims. In March 2000, we were notified that the auditors had referred the above-mentioned audit report to the DOJ for review of potential claims under the False Claims Act. When our legal counsel met with the U.S. Attorney in May 2000, the U.S. Attorney stated that a letter would be sent specifying additional information that was needed. On April 9, 2001, we received a letter from the U.S. Attorney that specified the additional information that our Oregon subsidiary needs to supply. We are currently preparing a response. The DOJ has until September 1, 2001 to decide whether to file a claim.

      The OIG conducted an audit of our California HMO subsidiary. The OIG issued a draft audit report in January 1998, alleging that we substantially overcharged the government for contract years 1993 through 1996. We responded to this draft audit report in May 1998, strongly disagreeing with OIG’s claims. In January 2001, we were notified that the auditors had referred the above-mentioned audit report to the DOJ for review of potential claims under the False Claims Act.

      As indicated above, OPM has referred and may continue to refer its findings to the DOJ if OPM believes that we may have knowingly overcharged the government or otherwise submitted false documentation or certifications in violation of the False Claims Act. Under the False Claims Act, an action can be considered knowingly committed if the government contractor acted with actual knowledge, or with reckless disregard or deliberate ignorance of the government’s rules and regulations. If the government were to win a False Claims Act lawsuit against us with regard to any of the above matters, the government could obtain amounts overcharged and a trebling of these damages, plus interest and substantial civil penalties, and the government could also permanently disqualify us from participating in all federal government programs.

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      We intend to continue to negotiate with OPM and the DOJ on any existing or future unresolved matters to attain a mutually satisfactory result. We cannot be certain that any ongoing future negotiations will be concluded satisfactorily, that additional audits will not be referred to the DOJ or that additional, possibly material, liabilities will not be incurred. Such liability could have a material effect on our results of operations or cash flows of a future period if resolved unfavorably.

      Class Action Legal Proceedings

      Russ. On November 21, 2000, Michael Russ filed a purported class action complaint against us and several of our present and former directors and executive officers in the Central District of California. This complaint was consolidated with other subsequent complaints into a single proceeding. The complaints relate to the period between October 27, 1999 and October 10, 2000 and primarily allege that we made false projections about our financial performance in 2000. The complaints seek an unspecified amount of damages plus attorneys’ fees. We deny all material allegations and intend to defend the actions vigorously. We intend to file a motion to dismiss this litigation in late June 2001.

      Cruz. On November 2, 1999, Jose Cruz filed a purported class action complaint against us, our California subsidiary, and FHP in the San Francisco Superior Court. On November 9, 1999, Cruz filed a first amended purported class action complaint that omitted FHP as a defendant. The amended complaint relates to the period from November 2, 1995 to the present and purports to be filed on behalf of all enrollees in our health care plans operating in California other than Medicare and Medicaid enrollees. The amended complaint alleges that we have engaged in unfair business acts in violation of California law, engaged in false, deceptive and misleading advertising in violation of California law and violated the California Consumer Legal Remedies Act. It also alleges that we have received unjust payments as a result of our conduct. The amended complaint seeks injunctive and declaratory relief, an order requiring the defendants to inform and warn all California consumers regarding our financial compensation programs, unspecified monetary damages for restitution of premiums and disgorgement of improper profits, attorneys’ fees and interest. We moved to compel arbitration and the Superior Court denied our motion. We have filed an appeal from this denial. We deny all material allegations in the amended complaint and intend to defend the action vigorously.

      In re Managed Care Litigation. On November 22, 1999, Debbie Hitsman filed a purported class action complaint against us in the United States District Court for the Southern District of Mississippi, Hattiesburg Division. The complaint relates to the period from November 22, 1995 to the present and purports to be on behalf of all enrollees in our health care plans other than Medicare and Medicaid enrollees. The complaint alleges causes of action for violations of the Racketeer Influenced and Corrupt Organizations Act, or RICO, and ERISA. The complaint seeks an unspecified amount of compensatory and treble damages, injunctive and restitutionary relief, attorneys’ fees, the imposition of a constructive trust and interest. On June 23, 2000, Hitsman filed and served an additional complaint as a purported part of a multi-district litigation proceeding known as In re Managed Care Litigation coordinated for pretrial proceedings in the United States District Court for the Southern District of Miami. Subsequently, Dr. Dennis Breen, Dr. Leonard Klay, Dr. Jeffrey Book and a number of other health care providers, along with

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several medical associations, including the California Medical Association, joined the In re Managed Care proceeding. These health care providers sued a number of managed care companies, including us, alleging that the companies’ claims processing systems automatically and impermissibly alter codes included on providers’ reimbursement/claims forms to reduce the amount of reimbursement, and that the companies impose unfair contracting terms on providers, impermissibly delay making capitated payments under their capitated contracts, and negotiate capitation payments that are inadequate to cover the costs of health care services provided.

      In December 2000, the District Court granted our motion to compel arbitration of all of the Hitsman claims against us. The District Court also granted our motion to compel arbitration of all of Dr. Breen’s claims against us, except for his claims for violations of the RICO Act, and for his conspiracy and aiding and abetting claims that stem from contractual relationships with other managed care companies. We filed an appeal from the District Court’s partial denial of our Breen motion to compel arbitration. In April 2001, the District Court granted our motion to compel arbitration of all of Dr. Book’s claims except for his RICO claims and his conspiracy and aiding and abetting claims, but it denied our motion to compel arbitration by several other doctors because the District Court concluded that they were only pursuing conspiracy and aiding and abetting claims against us. We filed an appeal from the District Court’s partial denial of these motions to compel arbitration.

      In March 2001, the District Court granted our motion to dismiss the health care providers’ lawsuit, but gave the providers permission to file a new, amended complaint. Such a complaint was filed at the end of March 2001, and we have filed a motion to dismiss this new complaint. The motion to dismiss is currently pending before the District Court. We deny all material allegations and intend to defend the actions vigorously.

      Madruga. In December 1997, William Madruga and others filed a purported class action suit against us and several of our directors and officers in the United States District Court for the Central District of California. The complaint alleges claims on behalf of purchasers of our common stock from February 14, 1997 through our November 24, 1997 announcement that earnings for the fourth quarter of 1997 would be lower than expected. The complaint primarily alleges that we previously omitted and/or misrepresented material facts with respect to our acquisition of FHP and our financial position. In November 1999, May 2000 and again in January 2001, the court dismissed the Madruga case in part without permission to amend and in part with permission to amend the complaint. The plaintiffs filed a fourth amended complaint in March 2001. We have filed a motion to dismiss this complaint, which is scheduled for hearing in September 2001. We deny all material allegations and intend to defend the actions vigorously.

      Industry Litigation

      In 2000, Aetna U.S. Healthcare, Inc. and affiliated entities settled claims brought by the Attorney General of Texas by consenting to modify some of its business practices in Texas. The Attorney General of Texas has filed similar claims against our Texas HMO and has proposed to settle the lawsuit on the same terms as the Aetna settlement. The business practices in question relate primarily to our Texas HMO’s commercial operations. Resolution of a proposed settlement is still pending. We are unable to predict whether we will ultimately reach a

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settlement with the Attorney General on these or other terms or the impact that the ultimate settlement could have on our operations. These changes ultimately could adversely affect the HMO industry and could have a material effect on our financial position, results of operations or cash flows of a future period.

      Other Litigation

      We are involved in legal actions in the normal course of business, including claims from our members arising out of decisions to deny or restrict reimbursement for services and claims that seek monetary damages, including claims for punitive damages which are not covered by insurance. As we increase our medical management capabilities and take a more active oversight role in the treatment process due to the shift away from capitated contracts to risk-based contracts, more claims relating to the denial or restriction of services may arise. In addition, we may be subject to more claims of this nature from our Medicare+Choice members that will be litigated in state court, rather than under the Medicare Act’s administrative review process, based on a recent California Supreme Court decision. Based on current information and review, including consultation with our lawyers, we believe any ultimate liability that may arise from these actions, including all OPM litigation, class action legal proceedings and industry litigation, would not materially affect our consolidated financial position, results of operations or cash flows. However, our evaluation of the likely impact of these actions could change in the future and an unfavorable outcome, depending upon the amount and timing, could have a material effect on our results of operations or cash flows of a future period. For example, the loss of even one claim resulting in a significant punitive damage award could have a material adverse effect on our business. Moreover, our exposure to potential liability under punitive damage theories may decrease significantly our ability to settle these claims on reasonable terms.

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SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PACIFICARE HEALTH SYSTEMS, INC.

Dated: June 25, 2001	By:	/s/ Susan L. Berkel Susan L. Berkel Senior Vice President of Finance and Corporate Controller (Chief Accounting Officer)

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